Exhibit 99.(d)(2)

Financial Statements of the Government
of New Zealand

for the Year Ended 30 June 2007

10 October 2007

© Crown Copyright Reserved
ISBN 0-478-29370-4

Prepared and furnished to the House of Representatives in accordance with Part III of the Public Finance Act 1989

Contents

Statement of Responsibility

Ministerial Statement

Commentary on the Financial Statements

Introduction

Summary

Comparison with Estimated Actual

The New Zealand Superannuation Fund

Physical Assets

Prior Year Comparison

Indicators of the Government’s Fiscal Performance

Historical Information

Report of the Auditor-General

Financial Statements

Statement of Financial Performance

Analysis of Expenses of the Statement of Financial Performance

Statement of Cash Flows

Reconciliation of Net Cash Flows from Operations to Operating Balance

Statement of Financial Position

Analysis of Key Components of the Statement of Financial Position

Statement of Movements in Equity

Statement of Borrowings

Statement of Commitments

Statement of Quantifiable Contingent Liabilities and Contingent Assets

Statement of Segments

Statement of Accounting Policies

Notes to the Financial Statements

Additional Statements on Core Crown

Core Crown Cash Flow Reconciliation to Government Stock Issues

Statement of Unappropriated Expenditure

Statement of Emergency Expenditure, Expenses or Liabilities

Statement of Trust Money

Supplementary Information

Government Reporting Entity as at 30 June 2007

Information on Property, Plant and Equipment

Information on SOEs and Crown Entities

Statement of Responsibility

These financial statements have been prepared by the Treasury in accordance with the provisions of the Public Finance Act 1989.  The financial statements comply with generally accepted accounting practice.

The Treasury is responsible for establishing and maintaining a system of internal control designed to provide reasonable assurance that the transactions recorded are within statutory authority and properly record the use of all public financial resources by the Government.  To the best of my knowledge, this system of internal control has operated adequately throughout the reporting period.

John Whitehead
Secretary to the Treasury

28 September 2007

I accept responsibility for the integrity of these financial statements, the information they contain and their compliance with the Public Finance Act 1989.

In my opinion, these financial statements fairly reflect the financial position of the Government as at 30 June 2007 and its operations for the year ended on that date.

Hon Dr Michael Cullen
Minister of Finance

28 September 2007

Ministerial Statement

Continued economic growth and rising employment provide the means for New Zealand’s society to create a higher standard of living and a better quality of life.

The Government’s fiscal position is strong.  This is no accident. It reflects many years of sound and prudent economic and fiscal management and a period of strong, sustained economic growth. This positive position is the result of the Government’s commitment over the last three terms to reduce debt and more recently build up financial assets.

The financial statements for the year ended 30 June 2007 will be the last set prepared on a current GAAP basis, with future reporting being on an NZ IFRS basis.  They show an Operating Balance excluding Revaluations and Accounting Changes (OBERAC) surplus of $7.9 billion or 4.8 percent of gross domestic product (GDP).  This compares with $8.6 billion (5.5 percent) for the previous year.  After allowing for capital investment the government recorded a cash surplus of $2.6 billion, down from $3.0 billion in the year ended 30 June 2006.  Most of the cash surplus has already been built into spending and tax plans.

The New Zealand Superannuation Fund earned $1.1 billion for the year ended 30 June 2007, once again exceeding expectation and meaning the Fund’s balance has grown faster than expected.  At 30 June 2007 the NZS Fund assets stood at $13.0 billion.

Gross sovereign-issued debt (GSID) increased by $0.7 billion in 2006/07 to $36.2 billion, but fell as a percentage of GDP.  At 21.7 percent of GDP, GSID is consistent with the Government’s long term debt objective of GSID broadly stable at 20 percent of GDP over the next 10 years, especially if looking through the Settlement Cash levels held by the Reserve Bank.  When the Government took office in 1999 GSID was close to 35% of GDP — having met the challenge of reducing debt to prudent levels, the next challenge is to maintain fiscal discipline by keeping debt around current levels.

Net core Crown debt was $3.4 billion (2.1 percent of GDP).  Including the assets of the NZS Fund, the Crown was in a net financial asset position of $9.6 billion (5.7 percent of GDP).

The financial results show the Government is implementing fiscal policy in line with its stated fiscal strategy of strengthening the fiscal position so that it is well placed to respond to future challenges such as those associated with population ageing and to have a buffer against external shocks.  Along with some unexpected delays in departmental spending, progress against the Government’s fiscal intentions was faster than expected as a result of stronger economic activity and inflation over the latter part of the fiscal year.  Allowing revenue to increase is consistent with our policy of letting automatic stabilisers operate and looking through the temporary effects of the economic cycle.  The net result of these developments is that the Government was removing significantly more demand from the economy than forecast at Budget time — it would be difficult to argue that the Government is contributing to inflationary pressure.

Looking forward we will continue to strengthen our fiscal position to help meet future spending pressures, but at a much slower pace than experienced over recent years.  We continue to expect the OBERAC surplus to fall and net cash flows to move from surplus to deficit over the forecast horizon reflecting a combination of policy intentions and solid but slower economic growth.

Hon Dr Michael Cullen
Minister of Finance
28 September 2007

Commentary on the Financial Statements

Introduction

The Government’s fiscal strategy (outlined in more detail in the 2007 Fiscal Strategy Report) is to strengthen its fiscal position so that it is well placed to respond to future challenges such as those associated with population ageing.  The strategy is summarised in Figure 1.

The Government intends to implement this strategy primarily by building up financial assets in the New Zealand Superannuation (NZS) Fund and maintaining gross debt at around 20% of GDP.  In order to keep debt stable, the Government has said that it intends to run its core cash position so that core borrowing tracks in line with GDP over time. In practice, this means running operating surpluses sufficient to cover the contributions to the NZS Fund and some other capital spending needs.

The Financial Statements of the Government provide a record of the Government’s financial performance over the 2006/07 financial year and its financial position as at 30 June 2007.  They provide a comparison with the fiscal forecasts in the 2007 Budget Economic and Fiscal Update and with the 2005/06 financial statements.  These Financial Statements will be the last set prepared on a current GAAP basis, with future reporting being on an NZ IFRS basis.  They also provide the public with a snapshot of the progress the Government has made in implementing its fiscal strategy, as set out in the Short Term Fiscal Intentions and Long Term Objectives of the Fiscal Strategy Report.

Figure 1 — Fiscal strategy at a glance

Summary

The Government has recorded an Operating Balance excluding Revaluation and Accounting Changes (OBERAC) of $7.9 billion compared to a Budget forecast of $7.4 billion.

Including revaluation changes the operating balance for the total Crown for 2006/07 was $8.7 billion against a Budget forecast of $6.6 billion.

Taxation revenue was $0.7 billion ahead of forecast, primarily in relation to GST ($0.3 billion) and corporate tax ($0.4 billion).

Core Crown expenses were $0.8 billion below forecast and net surpluses of State-owned enterprises and Crown entities were $0.7 billion ahead of forecast.  Decreases in the valuations of the Accident Compensation Corporation (ACC) and Government Superannuation Fund (GSF) liabilities of $0.7 billion and $1.2 billion respectively had a significant impact on these variances.

Core Crown residual cash at $2.6 billion was $0.9 billion ahead of forecast.This was primarily due to higher than expected tax receipts of $0.5 billion, and core Crown operating and capital and underspending of $0.5 billion and $0.3 billion respectively. These variances were offset by lower than expected other operating receipts of $0.4 billion.

Gross sovereign-issued debt at $36.2 billion has increased by $0.7 billion since 2005/06, but fell as a percentage of GDP.  At 21.7% of GDP this is consistent with the Government’s long term debt objective of GSID being broadly stable at 20% of GDP over the next 10 years.  Looking through the Settlement Cash balances of $7.5 billion held by the Reserve Bank, GSID was $28.7 million or 17.2% of GDP.

Net core Crown debt has fallen to $3.4 billion, or 2.1% of GDP.  Including the assets of the New Zealand Superannuation (NZS) Fund, the Government was in a net financial asset position of $9.6 billion or 5.7% of GDP.  At 30 June 2007 NZS Fund assets stood at $13.0 billion, following the statutory contribution of $2.0 billion and income after tax of $1.1 billion.

Table 1 — Summary of fiscal indicators

	30 June 2007 actual		Estimated actual		30 June 2006 actual
	$million	% of GDP	$million	% of GDP	$million	% of GDP
Operating Balance	8,663	5.2	6,568	4.0	11,473	7.3
OBERAC	7,920	4.8	7,380	4.5	8,648	5.5
Residual cash	2,648	1.6	1,720	1.0	2,985	1.9
Gross Sovereign Issued Debt	36,150	21.7	37,217	22.6	35,461	22.5
Net core Crown Debt	3,433	2.1	4,612	2.8	7,745	4.9
Net core Crown debt with NZS Fund assets	(9,556)	(5.7)	(8,306)	(5.0)	(2,116)	(1.3)
Net Worth	95,836	57.5	88,460	53.7	71,403	45.4

GAAP (old GAAP) and NZ IFRS (new GAAP)

These financial statements have been prepared in accordance with Generally Accepted Accounting Practice (GAAP) which encompasses approved Financial Reporting Standards — so called “old GAAP”.  These are the last set of Government Financial Statements to be prepared under old GAAP.  From 1 July 2007 the Financial Statements of the Government will be prepared in accordance with New Zealand equivalents to International Financial Reporting Standards (NZ IFRS — “new GAAP”).  Information on the impact of NZ IFRS on the financial statement is on page 89.

Comparison with Estimated Actual

This section compares the actual 2006/07 financial results for key fiscal indicators with the 2007 estimated actual forecast released in the 2007 Budget Update.

It follows the fiscal strategy framework, looking first at variances in the operating balance for the whole of Crown ie, including SOEs and Crown entities [see page 6].  It then identifies adjustments to the operating balance necessary to strip out valuation and accounting changes (OBERAC changes), and how these have changed since the estimated actual forecast, and then looks at variances in residual cash compared with forecast.

How operating balance flows translate to OBERAC, which includes SOE and Crown entity activity, and then to the residual cash available to the core Crown is explained in the following table.

Table 2 — Reconciliation to residual core Crown cash

Operating balance to core Crown cash position reconciliation

		30 June 2007	30 June 2007		30 June 2006
		Actual	Estimated Actual	Variance	Actual
		$million	$million	$million	$million
	Core Crown revenue	60,880	60,241	639	59,508
Less	Core Cown expenses	53,742	54,514	772	50,238
Plus	Net surpluses/(deficits) of SOEs and Crown entities	1,525	841	684	2,203
Equals	Operating balance	8,663	6,568	2,095	11,473
Less	OBERAC adjustments
	Revaluation changes	743	(812)	1,555	1,471
	Accounting changes	—	—	—	1,354
Equals	OBERAC	7,920	7,380	540	8,648
Less	Net return on the NZS Fund (excluding revaluation changes)	675	718	(43)	580
Equals	OBERAC less NZS Fund retained earnings	7,245	6,662	583	8,068
Less	Net retained surpluses of SOEs and Crown entities	2,316	1,835	(481)	1,179
	Non-cash items and working capital movements	(3,605)	(3,105)	500	(1,970)
Equals	Net core Crown cashflow from operations	8,534	7,932	602	8,859
Less	Contribution to NZS Fund	2,049	2,049	—	2,337
Equals	Net core Crown cashflow from operations after contributions to NZS Fund	6,485	5,883	602	6,522
Less	Purchase of physical assets	1,806	2,141	(335)	1,826
	Advances and Capital injections	2,031	2,022	9	1,711
Equals	Residual Cash	2,648	1,720	928	2,985

Revenue and Expenses

The key drivers of revenue and expense variances against forecast are as follows:

	Variance	Key drivers
Total Crown operating balance (2007 Estimated actual)	$6.6 billion

Core Crown

Taxation revenue	+$0.7 billion

GST +$0.3 billion — higher than expected nominal consumption, reflecting growth in prices (inflation) and some increased volumes.

Corporate Tax +$0.4 billion — higher than forecast tax assessments across a number of sectors, plus an increase in tax due to a reduction in the provision against tax due in respect of certain structured finance transactions.

Other revenue	-$0.1 billion

Expenses	-$0.8 billion

GSF -$1.2 billion — The GSF pension liability movement was lower than expected primarily due to an increase in valuation discount rates since the time of the Budget Update.

Education -$0.2 billion — Primarily relates to the reversal of previous impairments of the Student Loan portfolio based on updated data received on the collectability of Student Loans at year end.

Health -$0.2 billion — Underspends generally in relation to Health Services funding and Primary Care funding.

Economic and industrial services -$0.1 billion — Represents underspends in relation to lower operating costs to run the Whirinaki power station and lower spending on funding provided to large budget screen productions due to applicants not meeting milestones.

Transport -0.1 billion — Slower than expected implementation on rail projects.

Core government services +$0.5 billion — Primarily relates to an increase in the provision for tax doubtful debts.

Defence +$0.1 billion — Relates to revaluation losses on military equipment driven by foreign exchange rate movements since the Budget Update.

Top- down adjustment +$0.5 billion — The forecast included an adjustment of $0.5 billion to account for timing delays in departmental operating spending.

Total core Crown	+$1.4 billion

Net SOE/CE returns	+$0.7 billion

ACC +$0.7 billion — ACC unfunded liability movement was lower than expected primarily due to an increase in valuation discount rates since the time of the Budget Update.

Land Transport NZ +$0.2 billion — Relates to timing delays in roading providers making funding claims. This is partly due to delays in obtaining resource consents for certain projects.

Air New Zealand -$0.2 billion — Primarily due to devaluation of aircraft assets due to changes in foreign exchange rates since the time of the Budget Update.

Total variance	+$2.1 billion

Total Crown operating balance (2007 Actual)	$8.7 billion

OBERAC

The operating balance of $8.7 billion includes the impact of revaluation and accounting changes.  Removing these items gives us an OBERAC of $7.9 billion.  The following table outlines the adjustments made to the operating balance to arrive at the OBERAC.

Table 3 — Reconciliation between the operating balance to OBERAC

	Actual	Estimated actual	Variance against estimated actual
	$million	$million	$million
Operating balance	8,663	6,568	2,095
Add back accounting changes and valuation items
Net GSF valuation movement	(1,129)	108	(1,237)
ACC valuation movement	301	1,023	(722)
NPF guarantee	(49)	—	(49)
Kyoto liability movement	48	—	48
Loss on asset revaluations	284	—	284
Other equity investment gains and currency exposure	(198)	(319)	121
OBERAC	7,920	7,380	540

Residual cash

The operating balance represents the difference between total operating revenue and total operating expenses.  Not all of the operating balance reported by the Government is available to assist in the Government’s capital expenditure programme.  This is because:

•                  Some parts of the Government’s operations are restricted and are not available for redistribution.  For example, the activity of the NZS Fund is retained by the Fund to help build assets to meet future NZS payments and SOE retain their surpluses for the purpose of achieving their long-term objectives.

•                  Some transactions do not materialise into cash.  For example, depreciation and revaluations movements do not have any cash impact.

Net core Crown cashflows from operations represents the amount available for meeting contributions into the NZS Fund and for funding other capital initiatives.

Residual cash is the balance after taking into account capital payments and therefore it is the flow that contributes to the change in net core Crown debt.

The following table key residual cash variances are as follows.

	Variance	Key drivers
Residual cash estimated actual	$1.7 billion

Taxation receipts	+$0.5 billion	Similar to the revenue variance this has been driven by higher than forecast GST of $0.3 billion and Corporate Tax of 0.2 billion.

Other operating receipts	-$0.4 billion

Health -$0.2 billion — Relates to timing delays in revenue receipts from Crown entities.  The cash was subsequently received in July.

The rest of the variance was due to lower than forecast investment income namely by Treasury and NZDMO.

Operating payments	-$1.0 billion

There are two main factors driving this variance:

•                  Underspends by departments account for around half the variance.  Underspends were spread across a number of departments of particular note Health ($0.2 billion), Economic Development ($0.1 billion) and Treasury ($0.1 billion).

•                  The balance of the variance represents a lag between when expenses are incurred and cash payments are made.  These will reverse out in the 2007/08 financial year.

Operating top-down adjustment	+$0.5 billion	The forecast included an adjustment of $0.5 billion to account for timing delays in departmental operating spending.

Operating cash flow	+$0.6 billion

Capital payments	-$0.5 billion

Defence -$0.1 billion — Underspend relates to payments being withheld when milestones are not reached by suppliers.

Education -$0.1 billion — Primarily relate to delays in school property work programmes.

Corrections -$0.1 billion — Primarily relate to timing delays of building infrastructure at Rimutaka Prison.

Health -$0.1 billion — Delays in capital projects including Wellington Regional Hospital.  Additionally deficit support to DHB’s was lower than expected.

Capital top-down adjustment	+$0.2 billion	The forecast included an adjustment of $0.2 billion to account for timing delays in departmental capital spending.

Investing cash flow	+$0.3 billion

Total variance	+$0.9 billion

Residual cash	$2.6 billion

Application of core Crown Cash Flows

Debt indicators

Table 4 — Comparison of debt indicators

	Actual	Estimated actual forecast	Variance against estimated actual	2006 actual
	$ million	$ million	$ million	$ million
Gross Sovereign-Issued Debt	36,150	37,217	1,067	35,461
% of GDP	21.7	22.6	1.0	22.5
GSID (excl Reserve Bank Settlement Cash)	28,646	29,694	1,048	33,497
% of GDP	17.2	18.0	0.8	21.3
Net Core Crown Debt	3,433	4,612	1,179	7,745
% of GDP	2.1	2.8	0.7	4.9
Net debt with NZS Fund assets	(9,556)	(8,306)	1,250	(2,116)
% of GDP	(5.7)	(5.0)	0.7	(1.3)

Gross sovereign-issued debt (GSID) as at 30 June 2007 was $36.2 billion or 21.7 percent of GDP.  Compared to forecast GSID was lower by $1.1 billion.  Around $0.6 billion is due to a decline in demand for government securities near the end of the financial year, in part due to the Reserve Bank changes to collateral arrangements for banks.  The remainder of the variance is a result of lower than expected Reserve Bank borrowing.

The increase in the current year residual cash position has not led to a change in the level of GSID at 30 June 2007, as the borrowing programme is generally set at the time of the Budget Update.  However it does have a flow on impact to net core Crown debt, which can be seen in the increase in marketable securities and deposits.

Net core Crown debt was $3.4 billion or 2.1 percent of GDP, and $1.2 billion lower than forecast due primarily to the increase in the residual cash position since the time of the Budget Update.

Net Worth

Table 5 — Comparison of net worth

	Actual	Estimated actual forecast	Variance against estimated actual	2006 Actual
	$ million	$ million	$million	$million
Financial assets	66,384	65,688	696	56,446
Property, plant and equipment	96,543	93,258	3,285	79,441
Other assets	22,049	20,167	1,882	22,384
Total Assets	184,976	179,113	5,863	158,271
Gross debt	41,385	42,367	982	39,427
GSF pension liability	14,311	15,554	1,243	15,231
ACC claims liability	13,735	14,457	722	12,715
Other liabilities	19,709	18,275	(1,434)	19,495
Total Liabilities	89,140	90,653	1,513	86,868
Net Worth	95,836	88,460	7,376	71,403

Net worth was $95.8 billion as at 30 June 2007, which was higher than forecast by $7.4 billion.

An increase against forecast of $5.2 billion was due to the impact of revaluations of property, plant and equipment. These revaluations are not forecast beyond the base month used for deriving the estimated actual.  The main factors that have caused the increases in valuation are continuing appreciation of property prices and price increases.

The rest of the increase against forecast has resulted from the higher than expected operating balance.

The New Zealand Superannuation Fund

The assets of NZS Fund are the Government’s means of building up assets to partially pre-fund future New Zealand Superannuation expenses and may only be used for New Zealand Superannuation.

The Government’s contributions to the NZS Fund are calculated over a 40 year rolling horizon to ensure that superannuation entitlements over the next 40 years can be met.

The fund balance as at 30 June 2007 was $13.0 billion.  Since the inception of the NZS Fund it has received Government contributions of $10.2 billion and has accumulated retained income of $2.8 billion.

	2002	2003	2004	2005	2006	2007
	$m	$m	$m	$m	$m	$m
Opening balance	—	615	1,884	3,956	6,555	9,861
Annual contributions	600	1,200	1,879	2,107	2,337	2,049
Retained income - (after tax)	15	69	193	492	969	1,079
Closing balance	615	1,884	3,956	6,555	9,861	12,989

Physical Assets

The Government’s net worth has grown by $24.6 billion over the 2006/07 financial year.  Around 70% of this the increase since last year is attributable to growth in physical assets which is mainly due to revaluations and new acquisitions.

$billion
Opening Balance - at 1 July 2006	79.4
New acquisitions	5.8
Disposal of assets	(0.3)
Depreciation	(3.1)
Revaluations	14.7
Closing Balance - at 30 June 2007	96.5

The new acquisition is spread reasonably evenly across the three reporting segments

$billion	2007	2006
Core Crown	1.9	2.0
Crown entities	2.0	2.0
State-owned enterprises	1.9	1.9
Total	5.8	5.9

The following graphs illustrates the functional areas in which capital spending occurs, focusing on the core Crown and Crown entity segments.  A significant portion of the Crown entities purchase of physical assets is funded from core Crown activities (eg, the Ministry of Transport provide funding to maintain and improve state highways).

Prior Year Comparison

This section compares the 2006/07 financial results for the key indicators with the 2005/06 financial results.

Table 6 — Comparison to 2005/06 results

	30 June 2007 actual	30 June 2006 actual	Variance
	$million	$million	$million	%
Statement of Financial Performance
Core Crown revenue
Taxation revenue	53,411	52,782	629	1.2
Other revenue	7,469	6,726	743	11.0
Total core Crown revenue	60,880	59,508	1,372	2.3
Core Crown expenses
Social security and welfare	16,853	15,598	(1,255)	(8.0)
GSF pension expenses	302	1,671	1,369	81.9
Health	10,327	9,547	(780)	(8.2)
Education	9,289	9,914	625	6.3
Other functional classifications	14,213	11,447	(2,766)	(24.2)
Forecast for future new spending	—	—	—	—
Finance costs and FX losses/(gains)	2,758	2,061	(697)	(33.8)
Total core Crown expenses	53,742	50,238	(3,504)	(7.0)
ACC liability expenses	1,020	1,321	301	22.8
Net surplus of SOE/Ces	2,545	3,524	(979)	(27.8)
Core Crown Operating Balance	8,663	11,473	(2,810)	(24.5)
OBERAC	7,920	7,380	540	7.3
Residual cash	2,648	2,985	(337)	(11.3)
Statement of Financial Position
Financial assets	66,384	56,446	9,938	17.6
Property, plant and equipment	96,543	79,441	17,102	21.5
Other assets	22,049	22,384	(335)	(1.5)
Total Assets	118,592	101,825	16,767	16.5
Gross debt	41,385	39,427	(1,958)	(5.0)
Other liabilities	47,755	47,441	(314)	(0.7)
Total Liabilities	89,140	86,868	(2,272)	(2.6)
Net Worth	29,452	14,957	14,495	96.9
Debt indicators
Gross sovereign-issued debt	36,150	35,461	(689)	(1.9)
Net core Crown debt	3,433	7,745	4,312	55.7
Net debt with NZS Fund assets	(9,556)	(2,116)	7,440	351.6

Revenue and Expenses

The key revenue and expenses changes since the 2005/06 financial year are as follows:

	Variance	Key drivers
Core Crown

Tax revenue	+$0.6 billion

Source deductions +$1.1 billion — Due to employment and wage growth.

GST +0.5 billion — Due to growth in consumption during the year.

RWT +$0.4 billion — Primarily due to growth in the deposit base and higher interest rates in 2006/07 compared to 2005/06.

The above increases in tax revenue since last year are offset by the fact that the prior year tax revenue numbers included a one-off adjustment relating to changes in provisional tax revenue recognition.

Other revenue	+0.7 billion	Investment income +$0.6 billion — higher returns on the NZS Fund and GSF assets.

Expenses	+2.7 billion

Social security and welfare +$1.3 billion — The main factors resulting in the increase were:

•                  annual indexation of welfare benefits

•                  policy decisions made as part of Budget 2006, in particular the extension to the Working for Families package, and

•                  write off of benefit debts.

GSF Pension -$1.4 billion — The main driver was changes in the unfunded liability due to discount rate movements.

Health +$0.8 billion — Relates to increase in funding (as part of Budget 2006) allocated to maintain and increase existing services levels and the impact of demographic changes.

Education -$0.6 billion — There are two main offsetting factors:

•                  last years accounts included a one-off write of the Student Loan debt to fair value of $1.4 billion, offset by

•                  increases due to roll growth and new policy initiatives.

Other functional expenses +2.8 billion — The key drivers were:

•                  core government services expenses were higher by $1.9 billion compared to last year, primarily due to the one-off write-off of tax receivables and an increase in the tax provision for doubtful debts this year

•                  transport expenses were higher by $0.6 billion compared to last year, due to increases in funding to maintain and improve state highways and rail assets

•                  heritage and culture expenses were lower by $0.4 billion. Last years accounts included an one-off expense in relation to the Kyoto Protocol obligation resulting from the government’s decision not to proceed with introducing a carbon tax

•                  the remaining increase is primarily driven by policy decisions made as part of previous year Budget packages.

Finance cost and FX	+$0.7 billion

Foreign exchange losses +0.4 billion — Due to movement in foreign exchange rates since last year.

Finance cost +0.3 billion — Combination of higher interest rates and increase in debt holding since last year.

Total core Crown	-$2.1 billion

Net SOE/CE returns (excluding valuation changes)	-$0.7 billion

•                  EQC -$0.7 billion — Lower investment income earned this year and also large foreign exchange losses incurred due to an appreciation in the NZ dollar against the US dollar since last year.

•                  Air New Zealand -$0.5 billion — Lower returns this year due to devaluation of aircraft assets (a gain of $0.3 billion was recorded last year).

Total Crown operating balance	- $2.8 billion

Other indicators

Gross sovereign issued debt was $0.7 billion higher than last year.  The main changes in debt this year were:

•                  An increase of around $5.5 billion due to the Reserve Bank raising the Settlement Cash Levels.

•                  A reduction of around $2.8 billion due to a reduction in the issuance of Treasury Bills.

•                  A reduction in debt due to repayments made during the year.

Net core Crown debt was $4.3 billion lower than last year due primarily to the flow on impact of the residual available from the current year cash flow.

Indicators of the Government’s Fiscal Performance

This section aims to help readers better understand the Government’s fiscal performance.

Each indicator gives valid insights into the government’s historical, current and forecast fiscal performance, but no one indicator gives a complete picture.  Individual indicators do, however, come into greater or lesser focus as circumstances change.

When, for example, the New Zealand Government’s net worth was low and net and gross debt levels were high, much of the focus of government and public commentary at that time was on eliminating annual operating deficits and on the need to attain, and later to lock in, annual operating surpluses.

However, as net worth has risen, and gross and net debt levels have fallen, the Government in more recent years has increasingly focused on how to maintain debt levels around current levels and, accordingly, has given more focus to the Government’s annual cash balance.

Most of the indicators in this section may be useful regardless of the particular fiscal strategy being followed.  In a few cases (such as the formulation of OBERAC excluding NZS Fund returns), the indicator is used to throw light on the impact of a particular fiscal strategy (in this case the build-up of financial assets in the NZS Fund).

Flow indicators

•             Core Crown revenues — core Crown expenses + net surplus of SOEs (ie, after dividends) and Crown entities = Operating balance.

•             Core Crown revenues are mainly taxes.  Core Crown expenses represent most of the Government’s spending, but not all of it. There are the day-to-day spending (salaries, benefit payments, etc) that does not create Government assets.  They also include the amount for new initiatives in forecast years.

•             Operating balance — revaluation movements — accounting changes = OBERAC.

•             The OBERAC is the residual from revenues and expenses less removal of valuation movements.  The OBERAC and operating balance are the same in forecast years.

•             OBERAC — retained items (eg, net surplus of SOEs/CEs and net investment returns of the NZS Fund) — non-cash items (eg, depreciation) = Core Crown net cash flow from operations.

•             Retained items such as the net surplus of SOEs/Crown entities and the net investment returns of the NZS Fund are retained by these entities.  The surpluses generated (unless withdrawn from the entities) cannot be used for other purposes so do not aid in funding other government spending.

•             Depreciation expense is also removed as it is non-cash (it is captured in the actual purchase of assets below).  Additionally, actual working capital movements such as payment of creditor impacts on the level of net cash flows from operations.

•             Core Crown net cash flow from operations — net investing activities (eg, contributions to NZS Fund, purchases of assets, loans to others) = Residual cash.

Cash flows from core Crown operations (excluding the NZS Fund) are the cash equivalent of the operating surplus.  They are available to assist funding the capital spending.

Net investment activities include:  Contributions to the NZS Fund — the Government’s annual contribution to the NZS Fund to build up assets to contribute to future NZS payments; Purchase of assets — departments buy assets including computer equipment, new buildings (eg, prisons) and defence equipment; Loans to others (advances) — these are mainly student loans (the Government is committed to help students access tertiary education by funding student loans) and refinancing private sector debt of

DHBs and HNZC; Net capital injections — investments in Crown entities such as DHBs and Reserve Bank reserves.Residual cash is the amount that needs to be funded if there is a shortfall.  Funding is provided by selling surplus financial assets (because of surplus cash from prior years) or borrowing more.

Stock indicators

•                  Gross sovereign-issued debt (GSID) = debt issued by the core Crown.  (Residual cash available over time is the main factor affecting borrowing requirements and hence gross sovereign-issued debt.)

•                  Core Crown net debt = gross sovereign-issued debt — core Crown’s financial assets.

•                  Net worth (NW) = Crown’s total assets — Crown’s total liabilities.

Ratio of core Crown revenue to GDP

The revenue collected is used to meet the Government’s spending needs.  It is important to look at this alongside expenses, operating balance and gross debt indicators for insights into the sustainability of current policy settings.

Ratio of core Crown expenses to GDP

This shows the day-to-day spending of the core Crown — ie, it excludes spending by SOEs and Crown entities — and highlights the size of government in the economy and potential scope for crowding out the private sector.  This also excludes GSF valuation changes.

By reducing gross debt, the Government has also reduced finance costs.

Operating balance

The operating balance shows whether the government sector has generated enough revenues to cover its expenses in any given year.

This measure can be volatile from year to year due to events outside of the Government’s direct control (such as changes in interest rates and revaluations etc); therefore, it is generally not used as a measure of the Government’s short-term fiscal stewardship.

OBERAC

By excluding revaluations and accounting changes, or things that are outside of the Government’s direct control, the OBERAC gives a more direct indication of the underlying stewardship of the Government.

The current Government wishes to retain the NZS Fund investment returns in the Fund.  Therefore, to ensure the Government is meeting its fiscal objectives, the Government has stated that it will be focusing on the OBERAC excluding NZS Fund returns.

Residual cash available and domestic bond programme

The residual cash measure includes capital investment and NZS Fund contributions; therefore, it is the flow contributing to the changes in debt (in the current year net core Crown debt).

The domestic bond programme raises term debt for the Government, the proceeds of which contribute to funding operating and investing activity, and the repayment of maturing debt.  The programme tends to be different to the cash residual figure in any given year as financing activity, such as the repayment of debt, needs to be considered.

Gross debt

Total gross debt and GSID are often expressed as a percentage of GDP to put the level of debt into perspective, in terms of a country’s ability to generate growth to repay the debt and/or income to service this debt.

Total gross debt represents the complete picture of whole-of-government obligations to external parties.  However, debt issued by SOEs and Crown entities is not explicitly guaranteed by the Crown.  The debt that is issued by the sovereign and guaranteed by the sovereign is in GSID.  The Government’s long-term debt objective is formulated in terms of GSID.

A high ratio of debt to GDP can have an adverse impact on credit ratings and perceived sustainability of current policy settings.  So as a general rule, a relatively low ratio is considered to be prudent.  A low ratio of debt to GDP can also provide the Government with more flexibility in their accounts to respond to adverse shocks through increasing debt.

Core Crown financial assets

These are either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash.  The assets of the New Zealand Superannuation (NZS) Fund are becoming the dominant feature of the Crown’s financial assets.  The NZS Fund is the Government’s means of building up assets to partially pre-fund future NZS expenses.  The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure superannuation entitlements over the next 40 years can be met.

Established under the New Zealand Superannuation and Retirement Income Act 2001, the NZS Fund was created to partially provide for the future cost of NZS, which is expected to almost double in cost due to population ageing.

The Government plans to allocate around $2 billion a year to the NZS Fund over the next 20 years.  The NZS Fund’s mandate is to invest money in a way that maximises its returns, without undue risk.

As the cost of providing NZS increases, future governments will draw on the NZS Fund to help smooth the impact of the cost of NZS on their finances.

Core Crown net debt

By including financial assets, net debt can provide additional information about the sustainability of the Government’s accounts.  Many international agencies believe the quantity of off-setting financial assets is important when determining the credit-worthiness of a country.  That is, if a country has a high ratio of financial assets to GDP, they are better able to justify a high ratio of debt to GDP.

However, as some financial assets are not very liquefiable (or easily converted into cash), it is important to view net debt alongside GSID.

Net worth

Total Crown net worth is one indicator of the degree to which current government activities are sustainable.  This indicator should be considered alongside the Crown’s debt position, as relatively high debt to GDP ratios may still be considered sustainable if the Crown has relatively high ratios of saleable or commercial assets to GDP.

Building up net worth is also consistent with preparing for population ageing.

Historical Information

	2007	2006	2005	2004	2003	2002	2001	2000	1999	1998
	$million	$million	$million	$million	$million	$million	$million	$million	$million	$million
Statement of Financial Performance
Tax revenue	52,938	52,311	46,624	42,532	39,785	36,215	34,744	32,000	30,227	31,161
% of GDP	31.8%	33.3%	30.9%	29.8%	30.0%	28.8%	29.3%	28.8%	28.9%	30.7%
Other revenue	24,628	24,608	20,441	17,855	17,242	13,764	10,762	9,557	11,758	9,931
Total Revenue	77,566	76,919	67,065	60,387	57,027	49,979	45,506	41,557	41,985	41,092
% of GDP	46.5%	48.9%	44.4%	42.3%	43.0%	39.7%	38.4%	37.4%	40.1%	40.5%
Total Expenses	69,017	65,422	60,910	53,057	55,224	47,653	44,213	40,128	40,280	39,044
% of GDP	41.4%	41.6%	40.3%	37.2%	41.6%	37.9%	37.3%	36.1%	38.5%	38.5%
Net surplus of TEIs	120	54	133	139	151	78	65	74	58	79
Minority interest	(6)	(78)	(41)	(45)	12	(13)	—	—	—	—
Operating Balance	8,663	11,473	6,247	7,424	1,966	2,391	1,358	1,503	1,763	2,127
% of GDP	5.2%	7.3%	4.1%	5.2%	1.5%	1.9%	1.1%	1.4%	1.7%	2.1%
OBERAC	7,920	8,648	8,873	6,629	5,580	2,751	2,115	884	246	2,191
% of GDP	4.8%	5.5%	5.9%	4.6%	4.2%	2.2%	1.8%	0.8%	0.2%	2.2%
Core Crown Revenue	60,880	59,508	52,065	46,932	43,624	39,907	38,005	34,891	34,899	34,222
Core Crown Expenses
Social security and welfare	16,853	15,598	14,682	14,252	13,907	13,485	13,207	12,883	12,889	12,497
GSF pension expenses	302	1,671	2,442	660	2,625	1,409	1,112	736	1,372	735
Health	10,327	9,547	8,813	8,111	7,501	7,032	6,660	6,146	5,875	5,361
Education	9,289	9,914	7,930	7,585	7,016	6,473	6,136	5,712	5,337	5,162
Core government services	4,357	2,507	2,217	1,741	1,780	1,540	1,798	1,642	1,634	1,508
Other	9,856	8,940	7,911	7,000	6,442	5,838	5,529	5,274	4,940	4,903
Finance costs	2,653	2,356	2,274	2,252	2,360	2,118	2,304	2,205	2,367	2,673
Net foreign exchange losses/(gains)	105	(295)	(35)	7	118	75	(47)	(62)	(47)	13
Total Core Crown Expenses	53,742	50,238	46,234	41,608	41,749	37,970	36,699	34,536	34,367	32,852
Core Crown Cash Flows
Net cash flow from core operating and investing activity	2,648	2,985	3,104	520	1,217	(111)	(652)	1,597	864	(554)
Statement of Financial Position
Property, plant and equipment	96,543	79,441	67,494	57,940	52,667	50,536	45,954	43,609	42,102	40,877
Financial assets	66,384	56,446	45,308	35,531	30,338	24,408	21,848	19,921	19,659	17,547
Other assets	22,049	22,384	18,029	17,201	16,846	13,116	9,878	9,731	9,588	10,961
Total Assets	184,976	158,271	130,831	110,672	99,851	88,060	77,680	73,261	71,349	69,385
Gross debt	41,385	39,427	36,864	36,825	38,285	36,564	34,760	34,759	35,833	38,125
% of GDP	24.8%	25.1%	24.4%	25.8%	28.8%	29.1%	29.4%	31.3%	34.2%	37.6%
Other liabilities	47,755	47,441	43,984	38,384	37,785	32,676	31,457	29,919	29,494	21,339
Total Liabilities	89,140	86,868	80,848	75,209	76,070	69,240	66,217	64,678	65,327	59,464
Net Worth	95,836	71,403	49,983	35,463	23,781	18,820	11,463	8,583	6,022	9,921
% of GDP	57.5%	45.4%	33.1%	24.8%	17.9%	15.0%	9.7%	7.7%	5.8%	9.8%
Net Core Crown Debt	3,433	7,745	10,771	15,204	17,577	19,250	19,971	21,396	21,701	24,069
% of GDP	2.1%	4.9%	7.1%	10.7%	13.2%	15.3%	16.9%	19.3%	20.7%	23.7%
Gross Sovereign-Issued Debt	36,150	35,461	35,045	35,527	36,086	36,202	36,761	36,041	36,712	37,892
% of GDP	21.7%	22.5%	23.2%	24.9%	27.2%	28.8%	31.0%	32.4%	35.1%	37.3%
GDP(1)	166,714	157,325	150,990	142,746	132,730	125,795	118,407	111,079	104,730	101,524

(1) GDP for 2006/07 is actual data to 30 June 2007. Previous years’ GDP figures have been restated where appropriate with updated data.

Report of the Auditor General

To the Readers of the Financial Statements of the Government of New Zealand for the year ended 30 June 2007

I have audited the financial statements of the Government of New Zealand for the year ended 30 June 2007, using my staff, resources and appointed auditors and their staff.

Unqualified opinion

In our opinion the financial statements of the Government of New Zealand on pages 30 to 100:

•             comply with generally accepted accounting practice in New Zealand; and

•             fairly reflect:

•                  the Government of New Zealand’s financial position as at 30 June 2007; and

•                  the results of its operations and cash flows for the year ended on that date.

The audit was completed on 28 September 2007, and is the date at which our opinion is expressed.

The basis of the opinion is explained below.  In addition, we outline the responsibilities of the Government and the Auditor, and explain our independence.

Basis of opinion

We carried out the audit in accordance with the Auditor-General’s Auditing Standards, which incorporate the New Zealand Auditing Standards.

We planned and performed our audit to obtain all the information and explanations we considered necessary in order to obtain reasonable assurance that the financial statements did not have material misstatements, whether caused by fraud or error.

Material misstatements are differences or omissions of amounts and disclosures that would affect a reader’s overall understanding of the financial statements. If we had found material misstatements that were not corrected, we would have referred to them in our opinion.

The audit involved performing procedures to test the information presented in the financial statements. We assessed the results of those procedures in forming our opinion.

Audit procedures generally include:

•             determining whether significant financial and management controls are working and can be relied on to produce complete and accurate data;

•             verifying samples of transactions and account balances;

•             performing analysis to identify anomalies in the reported data;

•             reviewing significant estimates and judgements made;

•             confirming year-end balances;

•             determining whether accounting policies are appropriate and consistently applied; and

•             determining whether all financial statement disclosures are adequate.

We did not examine every transaction, nor do we guarantee complete accuracy of the financial statements.

We evaluated the overall adequacy of the presentation of information in the financial statements. We obtained all the information and explanations we required to support our opinion above.

Responsibilities of the Government and the Auditor

The Treasury is responsible for preparing financial statements for the Government in accordance with generally accepted accounting practice in New Zealand. Those financial statements must fairly reflect the financial position of the Government as at 30 June 2007.  They must also fairly reflect the results of its operations and cash flows for the year ended on that date. The Minister of Finance is responsible for forming an opinion that those financial statements fairly reflect the financial position and operations of the Government for that year.  The responsibilities of the Treasury and the Minister of Finance arise from the Public Finance Act 1989.

We are responsible for expressing an independent opinion on the financial statements and reporting that opinion to you. This responsibility arises from section 15 of the Public Audit Act 2001 and section 30 of the Public Finance Act 1989.

Independence

The Auditor-General, as an Officer of Parliament, is constitutionally and operationally independent of the Government. Other than in exercising functions and powers under the Public Audit Act 2001 as the auditor of public entities, the Auditor-General has no relationship with or interest in the Government.

K B Brady

Controller and Auditor-General

Wellington

New Zealand

Matters relating to the electronic presentation of the audited financial statements

This audit report relates to the financial statements of the Government of New Zealand for the year ended 30 June 2007 included on Treasury web site. The Secretary to the Treasury is responsible for the maintenance and integrity of the Treasury’s web site. We have not been engaged to report on the integrity of the Treasury’s web site. We accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the web site.

The audit report refers only to the financial statements named above. It does not provide an opinion on any other information which may have been hyperlinked to/from these financial statements. If readers of this report are concerned with the inherent risks arising from electronic data communication they should refer to the published hard copy of the audited financial statements and related audit report dated 28 September 2007 to confirm the information included in the audited financial statements presented on this web site.

Legislation in New Zealand governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Financial Statements

Statement of Financial Performance

(for the year ended 30 June 2007)

Forecast				Actual
Original	Estimated			30 June	30 June
Budget(1)	Actual			2007	2006
$m	$m		Note	$m	$m
		Revenue
		Levied through the Crown’s Sovereign Power
51,408	52,278	Taxation revenue(2)	1	52,938	52,311
3,179	3,508	Levies, fees, fines and penalties	1	3,568	3,411
54,587	55,786	Total Revenue Levied through the Crown’s Sovereign Power	1	56,506	55,722
		Earned through the Crown’s operations
12,715	13,111	Sales of goods and services	2	13,085	13,337
3,687	5,807	Investment income	3	5,819	5,828
2,361	2,238	Other revenue	4	2,156	2,032
18,763	21,156	Total Revenue Earned through the Crown’s Operations		21,060	21,197
73,350	76,942	Total Crown Revenue		77,566	76,919
		Expenses
		By Input Type
18,189	18,430	Subsidies and transfer payments	5	18,307	16,850
15,136	15,352	Personnel expenses	6	15,647	15,116
30,559	31,938	Operating expenses(2)	7	31,778	29,615
320	80	Forecast for future new spending		—	—
—	(500)	Top-down expense adjustment		—	—
2,854	3,023	Finance costs		3,069	2,652
—	38	Net foreign-exchange losses/(gains)		116	(411)
(17)	323	Movement in total GSF liability	16	(920)	279
674	1,742	Movement in total ACC liability	17	1,020	1,321
67,715	70,426	Total Crown Expenses		69,017	65,422
5,635	6,516	Revenue less Expenses		8,549	11,497
133	52	Net surplus of TEIs	13	120	54
5,768	6,568	Operating Balance (including minority interest)		8,669	11,551
—	—	Minority interest		(6)	(78)
5,768	6,568	Operating Balance		8,663	11,473

(1)  The original Budget is the forecast for the 2007 financial year, as presented in the 2006 Budget on 18 May 2006.

(2)  There has been a change in the disclosure of bad debt write-offs of tax receivables. Tax write-offs are now shown as an expense rather than netted off against revenue.  To ensure consistency comparative figures have been adjusted to conform with this change in presentation.

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Expenses of the Statement of Financial Performance

(for the year ended 30 June 2007)

Below is an analysis of total Crown expenses and core Crown expenses by functional classification.

This information reconciles with the segment information within the Statement of Segments.

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2007	2006
$m	$m		$m	$m
		Total Crown Expenses
		By Functional Classification
19,706	21,063	Social security and welfare	20,239	18,969
1,051	1,471	GSF pension expenses	302	1,671
10,305	10,037	Health	9,932	9,262
9,892	10,041	Education	9,836	10,430
2,770	3,550	Core government services(1)	4,088	2,384
2,604	2,872	Law and order	2,825	2,420
1,405	1,456	Defence	1,557	1,339
6,853	7,240	Transport and communications	7,473	5,986
5,896	5,684	Economic and industrial services	5,324	6,334
1,198	1,365	Primary services	1,265	1,219
1,900	1,995	Heritage, culture and recreation	2,036	2,361
851	913	Housing and community development	889	758
110	98	Other	66	48
2,854	3,023	Finance costs	3,069	2,652
—	38	Net foreign-exchange losses/(gains)	116	(411)
320	80	Forecast for future new spending	—	—
—	(500)	Top-down expense adjustment	—	—
67,715	70,426	Total Crown Expenses	69,017	65,422
		Core Crown Expenses
		By Functional Classification
16,956	16,920	Social security and welfare	16,853	15,598
1,051	1,471	GSF pension expenses	302	1,671
10,732	10,492	Health	10,327	9,547
9,068	9,530	Education	9,289	9,914
3,040	3,822	Core government services(1)	4,357	2,507
2,393	2,658	Law and order	2,653	2,235
1,457	1,508	Defence	1,602	1,383
2,524	2,549	Transport and communications	2,461	1,818
1,721	1,605	Economic and industrial services	1,501	1,592
441	584	Primary services	477	467
812	778	Heritage, culture and recreation	838	1,194
278	277	Housing and community development	257	202
110	97	Other	67	49
2,090	2,553	Finance costs	2,653	2,356
—	90	Net foreign-exchange losses/(gains)	105	(295)
320	80	Forecast for future new spending	—	—
—	(500)	Top-down expense adjustment	—	—
52,993	54,514	Total Core Crown Expenses	53,742	50,238

(1)  There has been a change in the disclosure of bad debt write-offs of tax receivables. Tax write-offs are now shown as an expense rather than netted off against revenue.  To ensure consistency comparative figures have been adjusted to conform with this change in presentation.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Cash Flows

(for the year ended 30 June 2007)

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2007	2006
$m	$m		$m	$m
		Cash Flows from Operations
		Cash was provided from
50,738	51,823	Total taxation receipts (refer Note 1)	52,138	49,706
3,047	3,387	Levies, fees, fines and penalties (refer Note 1)	3,418	3,246
1,422	2,148	Interest	2,241	1,622
90	133	Dividends	435	117
13,089	13,357	Sales of goods and services	13,515	13,457
2,393	2,091	Other operating receipts	2,147	1,919
70,779	72,939	Total Cash Provided from Operations	73,894	70,067
		Cash was disbursed to
18,665	18,592	Subsidies and transfer payments	18,509	16,944
41,670	41,189	Personnel and operating payments	40,261	38,964
2,441	2,428	Finance costs	2,504	2,047
320	80	Forecast for future new spending	—	—
—	(500)	Top-down operating cash adjustment	—	—
63,096	61,789	Total Cash Disbursed to Operations	61,274	57,955
7,683	11,150	Net Cash Flows from Operations	12,620	12,112
		Cash Flows From Investing Activities
		Cash was provided from
—	246	Sale of physical assets	322	1,865
—	246	Total Cash Provided from Investing Activities	322	1,865
		Cash was disbursed to
6,713	6,782	Purchase of physical assets	5,853	5,909
1,808	2,409	Net increase in advances	1,791	1,637
(527)	9,656	Net purchase/(sale) of marketable securities, deposits and equity investments	8,273	5,859
256	—	Forecast for future new capital spending	—	—
—	(200)	Top-down capital cash adjustment	—	—
8,250	18,647	Total Cash Disbursed to Investing Activities	15,917	13,405
(8,250)	(18,401)	Net Cash Flows from Investing Activities	(15,595)	(11,540)
(567)	(7,251)	Net Cash Flows from Operating and Investing Activities	(2,975)	572
		Cash Flows from Financing Activities
		Cash was provided from
—	273	Issues of circulating currency	81	165
394	6,692	Net issue/(repayment) of other New Zealand-dollar borrowing	4,009	1,856
394	6,965	Total Cash Provided from Financing Activities	4,090	2,021
		Cash was disbursed to
(412)	272	Net repayment/(issue) of foreign-currency borrowing	219	2,300
656	128	Net repayment/(issue) of Government stock(1)	334	(151)
244	400	Total Cash Disbursed to Financing Activities	553	2,149
150	6,565	Net Cash Flows from Financing Activities	3,537	(128)
(417)	(686)	Net Movement in Cash	562	444
3,319	4,168	Opening Cash Balance	4,168	3,710
—	(4)	Foreign-exchange gains/(losses) on opening cash	(101)	14
2,902	3,478	Closing Cash Balance	4,629	4,168

(1)  Net (repayments)/issues of Government stock is after elimination of Government stock holdings of entities such as NZS Fund, GSF, ACC and EQC.  The bonds reconciliation reconciles core Crown activity to New Zealand Debt Management Office (NZDMO) bond issues (refer page 92).

The accompanying notes and accounting policies are an integral part of these statements.

Reconciliation of Net Cash Flows From Operations to Operating Balance

(for the year ended 30 June 2007)

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2007	2006
$m	$m		$m	$m
		Reconciliation Between the Net Cash Flowsfrom Operations and the Operating Balance
7,683	11,150	Net Cash Flows from Operations	12,620	12,112
		Items included in the operatingbalance but not in net cash flows from operations
		Valuation Changes
17	(323)	Decrease/(increase) in GSF pension liabilities	920	(279)
(674)	(1,742)	(Increase)/decrease in ACC liabilities	(1,020)	(1,321)
—	—	Decrease/(increase)/decrease NPF guarantee	49	(54)
—	—	Increase/(decrease) in commercial forests	27	15
(4)	(281)	Unrealised net foreign-exchange gains/(losses)	42	502
548	525	Other valuation changes	516	1,242
(113)	(1,821)	Total Valuation Changes	534	105
		Property, Plant and Equipment Asset Movements
(2,918)	(3,099)	Depreciation	(3,144)	(2,708)
—	—	(Losses)/gains on sale of physical assets	(316)	811
(2,918)	(3,099)	Total Property, Plant and Equipment Movements	(3,460)	(1,897)
		Other Non-Cash Items
(167)	(817)	Student loans	(225)	(1,671)
(89)	(89)	Amortisation of goodwill	(99)	(75)
808	1,060	Other	1,193	945
552	154	Total Other Non-Cash Items	869	(801)
		Movements in Working Capital
22	(1,402)	(Decrease)/increase in taxes receivable	(1,145)	3,225
307	(825)	(Decrease)/increase in other receivables	(136)	366
161	194	Increase/(decrease) in inventories	85	(39)
74	2,217	(Increase)/decrease in payables	(704)	(1,598)
564	184	Total Movements in Working Capital	(1,900)	1,954
5,768	6,568	Operating Balance	8,663	11,473

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Financial Position

(as at 30 June 2007)

Forecast				Actual
Original	Estimated			30 June	30 June
Budget	Actual			2007	2006
$m	$m		Note	$m	$m
		Assets
2,902	3,478	Cash and bank	8	4,629	4,168
43,232	52,015	Marketable securities, deposits & equity investments	8	51,489	43,520
10,021	10,195	Advances	9	10,266	8,758
10,534	12,247	Receivables	10	13,193	14,474
1,182	1,101	Inventories		992	907
286	289	Other investments	11	376	323
73,863	93,258	Property, plant and equipment	12	96,543	79,441
232	550	Commercial forests		575	575
5,301	5,586	Investment in TEIs	13	6,305	5,475
398	594	Intangible assets (including goodwill)	14	608	630
256	—	Forecast for new capital spending		—	—
—	(200)	Top-down capital adjustment		—	—
148,207	179,113	Total Assets		184,976	158,271
		Liabilities
13,559	14,725	Payables and provisions	15	16,349	16,133
3,408	3,550	Currency issued		3,360	3,362
28,560	30,819	Borrowing — sovereign guaranteed		30,353	29,879
9,828	11,548	Borrowing — non-sovereign guaranteed		11,032	9,548
15,344	15,554	GSF Pension liability	16	14,311	15,231
13,255	14,457	ACC claims liability	17	13,735	12,715
83,954	90,653	Total Liabilities		89,140	86,868
64,253	88,460	Total Assets less Total Liabilities		95,836	71,403
		Net Worth
36,049	40,022	Taxpayer funds		42,140	33,477
27,989	48,145	Revaluation reserve	18	53,327	37,633
215	293	Minority interest		369	293
64,253	88,460	Net Worth		95,836	71,403

The accompanying notes and accounting policies are an integral part of these statements.

Analysis of Key Components of the Statement of Financial Position

(as at 30 June 2007)

Following is an analysis of the New Zealand Superannuation (NZS) Fund and Gross and Net Debt information.

The notes to the financial statements provide a breakdown of other key balance sheet items.

New Zealand Superannuation Fund (NZS Fund)

Within marketable securities, deposits and equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund may hold NZ Government Stock).  The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
10,015	9,861	Opening balance	9,861	6,555
2,049	2,049	Gross contribution	2,049	2,337
675	1,008	Income after tax	1,079	969
12,739	12,918	NZS Fund Balance	12,989	9,861

Gross and Net Debt information

Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign guaranteed and non-sovereign guaranteed) of the total Crown.  This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties (ie, after eliminations of internal cross-holdings).

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt.  This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown.  Any such debt that may be guaranteed is included in the sovereign-guaranteed total.  No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (ie, core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  In other words, the gross sovereign-issued debt indicator does not eliminate any internal cross-holdings of entities listed above.  The Government’s debt objective uses this measure of debt.

Net core Crown debt is borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets).  Net core Crown debt excludes the assets of the NZS Fund and GSF because they are restricted in their use.  It is a measure of the core Crown.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
38,388	42,367	Total Crown Gross Debt	41,385	39,427
33,356	35,876	Core Crown sovereign guaranteed borrowings	35,450	34,477
1,657	1,341	Add back cross holdings of NZS Fund and GSF	700	984
35,013	37,217	Gross Sovereign-Issued Debt	36,150	35,461
41,028	48,192	Core Crown financial assets	49,036	40,599
15,224	15,587	Excluding NZS Fund and GSF financial assets	16,319	12,883
25,804	32,605	Financial assets excluding NZS Fund and GSF	32,717	27,716
35,013	37,217	Gross Sovereign-Issued Debt	36,150	35,461
25,804	32,605	Financial assets excluding NZS Fund and GSF	32,717	27,716
9,209	4,612	Net core Crown Debt	3,433	7,745

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Movements in Equity

(for the year ended 30 June 2007)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
58,485	71,403	Opening Net Worth	71,403	49,983
5,768	6,568	Operating balance (excl. minority interest)	8,663	11,473
—	—	Minority interest in operating balance	6	78
—	—	Increase in minority interest	70	—
—	10,489	Net revaluations	15,694	9,869
5,768	17,057	Total Recognised Revenues and Expenses	24,433	21,420
64,253	88,460	Closing Net Worth	95,836	71,403

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Borrowings

(as at 30 June 2007)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		Sovereign Guaranteed Debt
		New Zealand-Dollar Debt
15,982	16,337	Government stock(1)	16,833	17,002
5,259	2,577	Treasury bills	2,080	4,860
(10,131)	8,944	Foreign-exchange contracts and loans(2)	16,366	(11,247)
482	472	Retail stock	471	532
11,592	28,330	Total New Zealand-Dollar Debt	35,750	11,147
		Foreign-Currency Debt(2)
9,309	122	United States dollars	(3,937)	14,430
508	(196)	Japanese yen	(603)	404
7,151	2,563	European and other currencies	(857)	3,898
16,968	2,489	Total Foreign-Currency Debt	(5,397)	18,732
28,560	30,819	Total Sovereign-Guaranteed Debt	30,353	29,879
		Non-Sovereign-Guaranteed Debt(3)
7,827	9,391	New Zealand dollars	8,900	7,198
1,988	2,015	United States dollars	1,564	1,794
—	—	Japanese yen	133	279
13	142	European and other currencies	435	277
9,828	11,548	Total Non-Sovereign Guaranteed Debt	11,032	9,548
38,388	42,367	Total Borrowings	41,385	39,427
		Less
		Financial Assets (including restricted assets)
		Marketable Securities, Deposits and Equity Investments
5,213	19,072	New Zealand dollars(2)	44,554	8,003
11,608	11,221	United States dollars(2)	(10,860)	11,080
1,173	719	Japanese yen(2)	(286)	615
7,255	4,288	European and other currencies(2)	(191)	7,970
275	221	Reserve position at International Monetary Fund (IMF)	183	458
3,643	2,547	New Zealand equity investments	3,598	2,721
14,065	13,947	Foreign equity investments	14,491	12,673
43,232	52,015	Total Marketable Securities, Deposits and Equity Investments	51,489	43,520
		Advances and Cash and Bank
5,868	5,761	Student loans	6,011	5,569
4,153	4,434	Other advances	4,255	3,189
2,902	3,478	Cash	4,629	4,168
12,923	13,673	Total Advances and Cash	14,895	12,926
56,155	65,688	Total Financial Assets	66,384	56,446
(17,767)	(23,321)	Borrowings less Financial Assets	(24,999)	(17,019)
(3,562)	1,256	Net New Zealand-dollar (assets)/debt	(18,829)	(5,569)
(14,205)	(24,577)	Net foreign-currency (assets)/debt	(6,170)	(11,450)
(17,767)	(23,321)	Borrowings less Financial Assets	(24,999)	(17,019)

(1)  Government stock includes $50 million of infrastructure bonds.

(2)  Included within these categories are associated derivative transactions. Each transaction is recorded as an asset or a liability based on its year-end value. Where derivatives (currency swaps and foreign exchange contracts) involve NZ dollar and foreign-currency flows, the flows are separately classified with the result that both positive and negative values are reported within assets and liabilities.

(3)  Non-sovereign guaranteed debt is a mixture of secured and non-secured debt.  Where debt is secured it is over assets of the particular entity or by way of a negative pledge that while any of the stock issued under the relevant deed remains outstanding the entity will not, subject to certain exceptions, create or permit to exist any charge or lien over any of their respective assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Commitments

(as at 30 June 2007)

	As at 30 June 2007	As at 30 June 2006
	$m	$m
Capital Commitments
Specialist military equipment	823	535
Land and buildings (including electricity assets)	605	945
Other property, plant and equipment	2,563	2,530
Investments	184	818
TEIs	90	124
Total Capital Commitments	4,265	4,952
Operating Commitments
Non-cancellable accommodation leases	2,296	1,940
Other non-cancellable leases	2,355	2,466
Non-cancellable contracts for the supply of goods and services	1,626	1,908
Other operating commitments	7,314	6,462
TEIs	303	303
Total Operating Commitments	13,894	13,079
Total Commitments	18,159	18,031
Total Commitments by Institutional Segment
Core Crown	4,857	4,824
Crown entities	9,848	9,627
SOEs	3,454	3,580
Total Commitments	18,159	18,031

By Term
Capital Commitments
One year or less	1,767	3,140
From one year to two years	609	651
From two to five years	1,352	1,152
Over five years	537	9
Capital Commitments	4,265	4,952
Operating Commitments
One year or less	6,029	5,856
From one year to two years	2,709	2,348
From two to five years	2,908	2,861
Over five years	2,248	2,014
Operating Commitments	13,894	13,079
Total Commitments	18,159	18,031

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Quantifiable Contingent Liabilities and Contingent Assets

(as at 30 June 2007)

	As at 30 June 2007	As at 30 June 2006
	$m	$m
Guarantees and indemnities	171	405
Uncalled capital	2,076	2,592
Legal proceedings and disputes	1,170	1,032
Other contingent liabilities	1,829	2,073
Total Quantifiable Contingent Liabilities	5,246	6,102
Total Quantifiable Contingent Liabilities by
Institutional Segment
Core Crown	5,071	5,921
Crown entities	45	63
SOEs	130	118
Total Quantifiable Contingent Liabilities	5,246	6,102
Quantifiable Contingent Assets
Total Crown	86	106
Total Quantifiable Contingent Assets	86	106

Note 21 contains a breakdown of the material contingent liabilities and a description of non-quantifiable contingent liabilities and contingent assets.

The accompanying notes and accounting policies are an integral part of these statements.

Statement of Segments

Statement of Financial Performance (institutional form)

for the year ended 30 June 2007 (actual to forecast)

	Current Year Actual vs Forecast
	Core Crown		Crown entities
	Actual 2007	Estimated Actual	Actual 2007	Estimated Actual
	$m	$m	$m	$m
Revenue
Taxation revenue	53,411	52,853	—	—
Levies, fees, fines and penalties	633	604	3,012	2,946
Sales of goods and services	955	955	1,909	1,845
Investment income	5,144	5,104	1,279	1,372
Other revenue	737	725	20,513	20,587
Total Revenue	60,880	60,241	26,713	26,750
Expenses by Input Type
Subsidies and transfer payments	16,447	16,579	1,967	1,959
Personnel expenses	5,508	5,497	8,137	7,897
Operating expenses	29,949	29,472	13,925	14,394
Finance costs	2,653	2,553	337	307
Net Foreign exchange losses/(gains)	105	90	107	44
GSF and ACC liability revaluation movements	(920)	323	1,020	1,742
Total Expenses	53,742	54,514	25,493	26,343
Expenses by Functional Classification
Social security and welfare	16,853	16,920	3,776	4,525
Health	10,327	10,492	8,986	8,812
Education	9,289	9,530	6,913	6,890
Other functional classifications	14,515	15,349	5,374	5,765
Forecast for future new spending and top-down adjustment	—	(420)	—	—
Finance costs and net FX losses/(gains)	2,758	2,643	444	351
Total expenses	53,742	54,514	25,493	26,343
Net surplus of TEIs	—	(10)	120	62
Minority interest	—	—	—	—
Operating balance	7,138	5,717	1,340	469

Statement of Financial Position (institutional form)

as at 30 June 2007 (actual to forecast)

	Core Crown		Crown entities
	Actual 2007	Estimated Actual	Actual 2007	Estimated Actual
	$m	$m	$m	$m
Assets
Financial assets	49,036	48,192	18,614	18,847
Physical assets	26,432	26,279	41,504	38,970
Investment in SOEs & Crown entities (including TEIs)	24,450	24,776	6,305	5,586
Other assets	11,076	10,457	2,703	2,308
Total Assets	110,994	109,704	69,126	65,711
Liabilities
Borrowings	35,450	35,875	4,285	4,394
Other liabilities	27,651	27,955	18,231	18,675
Total Liabilities	63,101	63,830	22,516	23,069
Net Worth	47,893	45,874	46,610	42,642
Taxpayer funds	36,089	34,678	22,704	21,883
Revaluation reserves	11,804	11,196	23,906	20,759
Minority interest	—	—	—	—
Net Worth	47,893	45,874	46,610	42,642
Analysis of Financial Assets and Borrowings
Advances and cash	10,214	9,187	2,508	2,423
MSDs and equity investments	38,822	39,005	16,106	16,424
Total Financial Assets	49,036	48,192	18,614	18,847
Borrowings - Sovereign guaranteed	35,450	35,875	—	—
Borrowings - Non-sovereign guaranteed	—	—	4,285	4,394
Total Borrowings	35,450	35,875	4,285	4,394
Borrowings less Financial Assets	(13,586)	(12,317)	(14,329)	(14,453)
Net core Crown Debt	3,433	4,612	Net core Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross Sovereign-Issued Debt	36,150	37,217

Statement of Financial Performance (institutional form)

for the year ended 30 June 2007 (actual to forecast)

	Current Year Actual vs Forecast
	SOE’s		Inter-segment elimins		Total Crown
	Actual 2007	Estimated Actual	Actual 2007	Estimated Actual	Actual 2007	Estimated Actual
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(473)	(575)	52,938	52,278
Levies, fees, fines and penalties	—	—	(77)	(42)	3,568	3,508
Sales of goods and services	10,908	10,921	(687)	(610)	13,085	13,111
Investment income	504	513	(1,108)	(1,182)	5,819	5,807
Other revenue	618	770	(19,712)	(19,844)	2,156	2,238
Total Revenue	12,030	12,204	(22,057)	(22,253)	77,566	76,942
Expenses by Input Type
Subsidies and transfer payments	—	—	(107)	(108)	18,307	18,430
Personnel expenses	2,008	1,964	(6)	(6)	15,647	15,352
Operating expenses	8,814	8,638	(20,910)	(20,986)	31,778	31,518
Finance costs	552	633	(473)	(470)	3,069	3,023
Net Foreign exchange losses/(gains)	(96)	(96)	—	—	116	38
GSF and ACC liability revaluation movements	—	—	—	—	100	2,065
Total Expenses	11,278	11,139	(21,496)	(21,570)	69,017	70,426
Expenses by Functional Classification
Social security and welfare	—	—	(390)	(382)	20,239	21,063
Health	—	—	(9,381)	(9,267)	9,932	10,037
Education	24	23	(6,390)	(6,402)	9,836	10,041
Other functional classifications	10,798	10,579	(4,862)	(5,049)	25,825	26,644
Forecast for future new spending and top-down adjustment	—	—	—	—	—	(420)
Finance costs and net FX losses/(gains)	456	537	(473)	(470)	3,185	3,061
Total expenses	11,278	11,139	(21,496)	(21,570)	69,017	70,426
Net surplus of TEIs	—	—	—	—	120	52
Minority interest	(6)	—	—	—	(6)	—
Operating balance	746	1,065	(561)	(683)	8,663	6,568

Statement of Financial Position (institutional form)

as at 30 June 2007 (actual to forecast)

	SOE’s		Inter-segment elimins		Total Crown
	Actual 2007	Estimated Actual	Actual 2007	Estimated Actual	Actual 2007	Estimated Actual
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	6,888	7,028	(8,154)	(8,379)	66,384	65,688
Physical assets	28,607	28,009	—	—	96,543	93,258
Investment in SOEs & Crown entities (including TEIs)	—	—	(24,450)	(24,776)	6,305	5,586
Other assets	2,713	2,506	(748)	(690)	15,744	14,581
Total Assets	38,208	37,543	(33,352)	(33,845)	184,976	179,113
Liabilities
Borrowings	9,804	10,477	(8,154)	(8,379)	41,385	42,367
Other liabilities	3,272	3,037	(1,399)	(1,381)	47,755	48,286
Total Liabilities	13,076	13,514	(9,553)	(9,760)	89,140	90,653
Net Worth	25,132	24,029	(23,799)	(24,085)	95,836	88,460
Taxpayer funds	7,111	7,546	(23,764)	(24,085)	42,140	40,022
Revaluation reserves	17,617	16,190	—	—	53,327	48,145
Minority interest	404	293	(35)	—	369	293
Net Worth	25,132	24,029	(23,799)	(24,085)	95,836	88,460
Analysis of Financial Assets and Borrowings
Advances and cash	5,340	5,396	(3,167)	(3,333)	14,895	13,673
MSDs and equity investments	1,548	1,632	(4,987)	(5,046)	51,489	52,015
Total Financial Assets	6,888	7,028	(8,154)	(8,379)	66,384	65,688
Borrowings - sovereign guaranteed	—	—	(5,097)	(5,056)	30,353	30,819
Borrowings - non-sovereign guaranteed	9,804	10,477	(3,057)	(3,323)	11,032	11,548
Total Borrowings	9,804	10,477	(8,154)	(8,379)	41,385	42,367
Borrowings less Financial Assets	2,916	3,449	—	—	(24,999)	(23,321)

Statement of Financial Performance (institutional form)

for the year ended 30 June 2007 (compared with actual 30 June 2006)

	Current Year Actual vs Prior Year Actual
	Core Crown		Crown entities
	Actual 2007	Actual 2006	Actual 2007	Actual 2006
	$m	$m	$m	$m
Revenue
Taxation revenue	53,411	52,782	—	—
Levies, fees, fines and penalties	633	663	3,012	2,811
Sales of goods and services	955	884	1,909	1,865
Investment income	5,144	4,496	1,279	1,962
Other revenue	737	683	20,513	18,677
Total Revenue	60,880	59,508	26,713	25,315
Expenses by Input Type
Subsidies and transfer payments	16,447	15,243	1,967	1,708
Personnel expenses	5,508	5,656	8,137	7,591
Operating expenses	29,949	26,999	13,925	12,967
Finance costs	2,653	2,356	337	302
Net foreign exchange losses/(gains)	105	(295)	107	(113)
GSF and ACC liability revaluation movements	(920)	279	1,020	1,321
Total Expenses	53,742	50,238	25,493	23,776
Expenses by Functional Classification
Social security and welfare	16,853	15,598	3,776	3,740
Health	10,327	9,547	8,986	8,227
Education	9,289	9,914	6,913	6,539
Other functional classifications	14,515	13,118	5,374	5,081
Forecast for future new spending	—	—	—	—
Finance costs and net FX losses/(gains)	2,758	2,061	444	189
Total expenses	53,742	50,238	25,493	23,776
Net surplus of TEIs	—	—	120	54
Minority interest	—	—	—	—
Operating balance	7,138	9,270	1,340	1,593

Statement of Financial Position (institutional form)

as at 30 June 2007 (compared with actual 30 June 2006)

	Core Crown		Crown entities
	Actual 2007	Actual 2006	Actual 2007	Actual 2006
	$m	$m	$m	$m
Assets
Financial assets	49,036	40,599	18,614	17,554
Physical assets	26,432	25,223	41,504	37,987
Investment in SOEs & Crown entities (including TEIs)	24,450	24,169	6,305	5,475
Other assets	11,076	12,293	2,703	2,433
Total Assets	110,994	102,284	69,126	63,449
Liabilities
Borrowings	35,450	34,477	4,285	4,124
Other liabilities	27,651	27,730	18,231	17,503
Total Liabilities	63,101	62,207	22,516	21,627
Net Worth	47,893	40,077	46,610	41,822
Taxpayer funds	36,089	28,929	22,704	21,086
Revaluation reserves	11,804	11,148	23,906	20,736
Minority interest	—	—	—	—
Net Worth	47,893	40,077	46,610	41,822
Analysis of Financial Assets and Borrowings
Advances and cash	10,214	8,797	2,508	2,308
MSDs and equity investments	38,822	31,802	16,106	15,246
Total Financial Assets	49,036	40,599	18,614	17,554
Borrowings - Sovereign guaranteed	35,450	34,477	—	—
Borrowings - Non-sovereign guaranteed	—	—	4,285	4,124
Total Borrowings	35,450	34,477	4,285	4,124
Borrowings less Financial Assets	(13,586)	(6,122)	(14,329)	(13,430)
Net core Crown Debt	3,433	7,745	Net core Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross Sovereign-Issued Debt	36,150	35,461

Statement of Financial Performance (institutional form)

for the year ended 30 June 2007 (compared with actual 30 June 2006)

	Current Year Actual vs Prior Year Actual
	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2007	Actual 2006	Actual 2007	Actual 2006	Actual 2007	Actual 2006
	$m	$m	$m	$m	$m	$m
Revenue
Taxation revenue	—	—	(473)	(471)	52,938	52,311
Levies, fees, fines and penalties	—	—	(77)	(63)	3,568	3,411
Sales of goods and services	10,908	11,206	(687)	(618)	13,085	13,337
Investment income	504	1,008	(1,108)	(1,638)	5,819	5,828
Other revenue	618	537	(19,712)	(17,865)	2,156	2,032
Total Revenue	12,030	12,751	(22,057)	(20,655)	77,566	76,919
Expenses by Input Type
Subsidies and transfer payments	—	—	(107)	(101)	18,307	16,850
Personnel expenses	2,008	1,876	(6)	(7)	15,647	15,116
Operating expenses	8,814	8,558	(20,910)	(18,909)	31,778	29,615
Finance costs	552	443	(473)	(449)	3,069	2,652
Net foreign exchange losses/(gains)	(96)	(3)	—	—	116	(411)
GSF and ACC liability revaluation movements	—	—	—	—	100	1,600
Total Expenses	11,278	10,874	(21,496)	(19,466)	69,017	65,422
Expenses by Functional Classification
Social security and welfare	—	—	(390)	(369)	20,239	18,969
Health	—	—	(9,381)	(8,512)	9,932	9,262
Education	24	22	(6,390)	(6,045)	9,836	10,430
Other functional classifications	10,798	10,412	(4,862)	(4,091)	25,825	24,520
Forecast for future new spending	—	—	—	—	—	—
Finance costs and net FX losses/(gains)	456	440	(473)	(449)	3,185	2,241
Total expenses	11,278	10,874	(21,496)	(19,466)	69,017	65,422
Net surplus of TEIs	—	—	—	—	120	54
Minority interest	(6)	(78)	—	—	(6)	(78)
Operating balance	746	1,799	(561)	(1,189)	8,663	11,473

Statement of Financial Position (institutional form)

as at 30 June 2007 (compared with actual 30 June 2006)

	State-owned enterprises		Inter-segment elimins		Total Crown
	Actual 2007	Actual 2006	Actual 2007	Actual 2006	Actual 2007	Actual 2006
	$m	$m	$m	$m	$m	$m
Assets
Financial assets	6,888	5,368	(8,154)	(7,075)	66,384	56,446
Physical assets	28,607	16,231	—	—	96,543	79,441
Investment in SOEs & Crown entities (including TEIs)	—	—	(24,450)	(24,169)	6,305	5,475
Other assets	2,713	2,421	(748)	(238)	15,744	16,909
Total Assets	38,208	24,020	(33,352)	(31,482)	184,976	158,271
Liabilities
Borrowings	9,804	7,901	(8,154)	(7,075)	41,385	39,427
Other liabilities	3,272	3,004	(1,399)	(796)	47,755	47,441
Total Liabilities	13,076	10,905	(9,553)	(7,871)	89,140	86,868
Net Worth	25,132	13,115	(23,799)	(23,611)	95,836	71,403
Taxpayer funds	7,111	7,073	(23,764)	(23,611)	42,140	33,477
Revaluation reserves	17,617	5,749	—	—	53,327	37,633
Minority interest	404	293	(35)	—	369	293
Net Worth	25,132	13,115	(23,799)	(23,611)	95,836	71,403
Analysis of Financial Assets and Borrowings
Advances and cash	5,340	4,148	(3,167)	(2,327)	14,895	12,926
MSDs and equity investments	1,548	1,220	(4,987)	(4,748)	51,489	43,520
Total Financial Assets	6,888	5,368	(8,154)	(7,075)	66,384	56,446
Borrowings - Sovereign guaranteed	—	—	(5,097)	(4,598)	30,353	29,879
Borrowings - Non-sovereign guaranteed	9,804	7,901	(3,057)	(2,477)	11,032	9,548
Total Borrowings	9,804	7,901	(8,154)	(7,075)	41,385	39,427
Borrowings less Financial Assets	2,916	2,533	—	—	(24,999)	(17,019)

Statement of Segments (continued)

Statement of Financial Performance (functional classification)

for the year ended 30 June 2007

	Actual 2007			Actual 2006
	Total revenue	Total expenses	Net segment	Total revenue	Total expenses	Net segment
	$m	$m	$m	$m	$m	$m
Total Crown by Functional Classification
Social security and welfare	4,745	20,239	(15,494)	4,655	18,969	(14,314)
GSF pension expenses	654	302	352	566	1,671	(1,105)
Health	324	9,932	(9,608)	313	9,262	(8,949)
Education	697	9,836	(9,139)	670	10,430	(9,760)
Core government services	189	4,088	(3,899)	72	2,384	(1,974)
Law and order	382	2,825	(2,443)	385	2,420	(2,035)
Defence	—	1,557	(1,557)	—	1,339	(1,339)
Transport and communications	5,898	7,473	(1,575)	5,164	5,986	(822)
Economic and industrial services	5,833	5,324	509	7,503	6,334	1,169
Primary services	798	1,265	(467)	700	1,219	(519)
Heritage, culture and recreation	1,393	2,036	(643)	1,352	2,361	(1,009)
Housing and community development	877	889	(12)	806	758	48
Other	—	66	(66)	—	48	(48)
Finance costs	2,257	3,069	(812)	1,819	2,652	(833)
Net foreign-exchange losses/(gains)	—	116	(116)	—	(411)	411
Unallocated revenues (tax revenue)	53,519	—	53,519	52,914	—	52,576
Net surplus of TEIs	—	—	120	—	—	54
Minority interest	—	—	(6)	—	—	(78)
Total Crown	77,566	69,017	8,663	76,919	65,422	11,473

Statement of Financial Position (functional classification)

as at 30 June 2007

	Actual 2007				Actual 2006
	Physical assets	Total assets	Total borrowings	Total liabilities	Physical assets	Total assets	Total borrowings	Total liabilities
	$m	$m	$m	$m	$m	$m	$m	$m
Total Crown by Functional Classification
Social security and welfare	522	24,332	645	15,488	488	20,593	756	15,323
GSF pension expenses	—	4,354	—	14,313	—	4,172	—	15,231
Health	4,055	5,866	539	1,090	3,836	6,137	650	2,400
Education	10,332	18,508	42	2,557	10,561	17,771	54	954
Core government services	2,378	34,876	30,303	39,807	2,211	32,139	29,787	38,905
Law and order	3,381	5,378	10	663	2,856	4,395	13	622
Defence	4,530	5,183	—	270	4,514	5,020	—	195
Transport and communications	33,428	40,789	6,220	8,816	21,649	27,313	4,554	6,918
Economic and industrial services	13,464	17,935	3,267	3,985	11,464	15,877	2,897	3,943
Primary services	1,699	2,548	128	428	1,610	2,424	203	439
Heritage, culture and recreation	7,506	8,750	117	1,311	6,740	7,943	117	1,262
Housing and community development	15,001	16,200	114	354	13,335	14,305	396	639
Other	247	257	—	58	177	182	—	37
Total Crown	96,543	184,976	41,385	89,140	79,441	158,271	39,427	86,868

Statement of Accounting Policies

Reporting Entity

The Financial Statements of the Government of New Zealand have been prepared in accordance with the requirements of the Public Finance Act 1989.

The Government reporting entity as specified in Part III of the Public Finance Act 1989 comprises:

• • Ministers of the Crown	• • Departments

• • Reserve Bank of New Zealand	• • Government Superannuation Fund

• • Offices of Parliament	• • New Zealand Superannuation Fund

• • State owned enterprises	• • Air New Zealand Limited

• • Crown entities

A more detailed listing of the components of the Government reporting entity is set out in the supplementary information on pages 102 and 103.

Accounting Policies

These financial statements comply with generally accepted accounting practice.  The measurement base applied is historical cost adjusted for revaluations of certain property, plant and equipment, commercial forests and marketable securities held for trading purposes.  The accrual basis of accounting has been used unless otherwise stated.

Reporting and forecast period

The reporting and forecast period for these financial statements is the year ended 30 June 2007.

The Budget forecast is the original forecast for the financial year, as presented in the 2006 Budget on 18 May 2006.  The estimated actual forecast, as presented in the 2007 Budget on 17 May 2007, has been prepared using actual data which was available at the time of the finalisation of the Budget forecasts (9 May 2007).

Basis of combination

Ministers of the Crown, departments, Offices of Parliament, the Reserve Bank of New Zealand, the GSF, the NZS Fund, SOEs (including Air New Zealand Limited) and Crown entities (excluding TEIs) are combined using the purchase method of combination.  Corresponding assets, liabilities, revenues and expenses are added together line by line.  Transactions and balances between these sub-entities are eliminated on combination.

TEIs are equity accounted, which recognises these entities’ net assets, including asset revaluation movements and surpluses and deficits.

Note 13 outlines in more detail why there is a difference in the accounting treatment of TEIs from other Crown entities.

Revenue

Revenue levied through the Crown’s sovereign power

The Government provides many services and benefits that do not give rise to revenue.  Further, payment of tax does not, of itself, entitle a taxpayer to an equivalent value of services or benefits, as there is no direct relationship between paying tax and receiving Crown services and transfers.

Such revenue is received through the exercise of the Crown’s sovereign power.  Where possible, revenue is recognised at the time the debt to the Crown arises.

Revenue type	Revenue recognition point
Source deductions	When an individual earns income that is subject to PAYE
Fringe benefit tax (FBT)	When benefits are provided that give rise to FBT
Provisional tax(2)	When taxable income is earned
Terminal tax(2)	Assessment filed date
Resident withholding tax(1)	When an individual is paid interest or dividends subject to deduction at source
Goods and services tax	When the liability to the Crown is incurred
Excise duty	When goods are subject to duty
Road user charges and motor vehicle fees	When payment for the fee or charge is made
Stamp, cheque and credit card duties	Assessment filed date
Other indirect taxes	When the debt to the Crown arises
Levies (eg, ACC levies)	When the obligation to pay the levy to the Crown is incurred

(1)   Corresponds to withholding taxes on residents’ interest and dividend income in Note 1 to the financial statements.

(2)   Provisional and terminal taxes are paid by “other persons” and companies (refer to Note 1 to the financial statements).

Revenue earned through operations

If revenue has been earned by the Government in exchange for the provision of outputs (products or services) to third parties, the Government receives its revenue through operations.  Such revenue is recognised when it is earned.

Investment income

Investment income is recognised in the period in which it is earned.

Premiums and discounts

Premiums arising on the issue of a debt instrument are treated as a reduction in finance cost.  Discounts arising on the purchase of a monetary asset are treated as an increase in investment income.

Premiums and discounts are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

For floating rate debt instruments, the amortisation is over the first interest period.  Discounts on monetary assets deemed short-term securities are amortised on a straight-line basis.

The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Gains

Realised gains arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

Unrealised foreign-exchange gains on monetary assets and liabilities, and unrealised gains on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

Unrealised and realised gains related to hedging activity are recognised in the Statement of Financial Performance in the same period in which losses on the underlying hedged position are recognised.

Unrealised gains arising from changes in the value of property, plant and equipment are recognised in the Statement of Financial Performance to the extent that a gain reverses a loss previously charged to the Statement of Financial Performance.  Otherwise, gains are credited to an asset revaluation reserve for that class of asset.

Unrealised gains arising from changes in the value of commercial forests are credited to the Statement of Financial Performance.

Unrealised gains (excluding foreign-exchange gains) arising from changes in the value of investments and marketable securities held for investment and unlisted equity investments are recognised only to the extent that they reverse a loss previously charged to the Statement of Financial Performance.  Gains effecting such a reversal are credited to the Statement of Financial Performance.

Expenses

General

Expenses are recognised in the period to which they relate.

Welfare benefits

Welfare benefits are recognised in the period when an application for a benefit has been received and the eligibility criteria met.

Grants and subsidies

Where grants and subsidies are discretionary until payment, the expense is recognised when the payment is made.  Otherwise, the expense is recognised when the eligibility criteria have been met and notice has been given to the Government.

Discounts and premiums

Discounts arising on the issue of a debt instrument are treated as an increase in finance cost.  Premiums arising on the purchase of a monetary asset are treated as a reduction in investment income.

Discounts and premiums are recognised in the Statement of Financial Position on issue, and are amortised over the period of the instrument on a yield-to-maturity basis.

For floating rate debt instruments, the amortisation is over the first interest period.  Premiums on monetary assets deemed short-term securities are amortised on a straight-line basis.

The forward margin associated with forward foreign-exchange contracts is amortised over the period of the contract on a straight-line basis.

Losses

Realised losses arising from sales of assets or the early repurchase of liabilities are recognised in the Statement of Financial Performance in the period in which the transaction occurs.

Unrealised foreign-exchange losses on monetary assets and liabilities, and unrealised losses on marketable securities held for trading purposes and listed equity investments, are recognised in the Statement of Financial Performance.

Unrealised and realised losses related to hedging activity are recognised in the Statement of Financial Performance in the same period in which gains on the underlying hedged position are recognised.

Unrealised losses (excluding foreign-exchange losses) arising from changes in the value of property, plant and equipment (including state highways), and investments and marketable securities held for investment and unlisted equity investments are recognised at balance date.  Unrealised losses are first applied against any revaluation reserve for that class of asset.  The balance, if any, is charged to the Statement of Financial Performance.

Unrealised losses arising from changes in the value of commercial forests are charged to the Statement of Financial Performance.

Foreign-currency transactions

Short-term transactions covered by forward exchange contracts are translated into New Zealand dollars using the forward rates specified in those contracts.

Other transactions in foreign currencies are translated into New Zealand dollars using the exchange rate on the date of the transaction.  Exchange differences arising on settlement of these transactions are recognised in the Statement of Financial Performance.

Outstanding foreign-exchange contracts are translated at the closing exchange rate.  Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Depreciation

Depreciation is charged on a straight-line basis at rates calculated to allocate the cost or valuation of an item of property, plant and equipment, less any estimated residual value, over its estimated useful life.  Typically, the estimated useful lives of different classes of property, plant and equipment are as follows:

Freehold buildings	25 to 60 years
Specialist military equipment	5 to 25 years
Other plant and equipment	3 to 25 years
Aircraft (ex specialist military equipment)	10 to 20 years
Electricity distribution network	2 to 80 years
Electricity generation assets	25 to 55 years
State highways:
Pavement (surfacing)	7 years
Pavement (other)	36 years
Bridges	90 to 100 years
Rail network:
Track and ballast	40 years
Tunnels and bridges	80 years
Overhead traction and signalling	20 years

Goodwill amortisation

Goodwill and identifiable intangible assets are amortised on a systematic basis to the Statement of Financial Performance over their period of expected benefit.  The maximum period of amortisation is 20 years.

Assets

Foreign monetary assets

Where short-term foreign monetary assets are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate.  Otherwise, foreign monetary assets are translated at the closing exchange rate.

Exchange gains and losses are included in the Statement of Financial Performance in the period in which they arise.

Receivables and advances excluding student loans

Receivables and advances excluding student loans are recorded at the amounts expected to be ultimately collected in cash.

Student loans

Student loans are recognised initially at fair value plus transaction costs and subsequently measured at amortised cost using the effective interest rate method, less any impairment loss.  The effective interest rate discounts estimated future cash receipts through the expected life of the loan to the net carrying amount of the loan but does not consider future credit losses. Interest is recognised on the loan evenly in proportion to the amount outstanding over the period to repayment.

Allowances for estimated irrecoverable amounts are recognised when there is objective evidence that the loan is impaired. Impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the loan and that a ‘loss’ event (or events) has an impact on the estimated future cash flows of the student loan book that can be reliably measured.

Interest and impairment losses are recognised in the Statement of Financial Performance.

Inventories

Inventories are recorded at the lower of cost and net realisable value.  Where inventories acquired are recorded at cost, the weighted average cost method is used.  Appropriate allowance has been made for obsolescence.

Investments

Marketable securities held for trading purposes

Marketable securities held for trading purposes are recorded at fair value.

Equity investments

Listed equity investments (other than those forming part of the reporting entity) are recorded at fair value.

Other equity investments (other than those forming part of the reporting entity) are recorded at lower of cost and fair value.

Other investments and marketable securities held for investment purposes

Other investments, including marketable securities held for investment purposes, are recorded at the lower of cost and fair value.

Investments held for hedging purposes are recorded on the same basis as the item being hedged.

Items of property, plant and equipment

Items of property, plant and equipment are initially recorded at cost.

For each property, plant and equipment asset project, borrowing costs incurred during the period required to complete and prepare the asset for its intended use are expensed.

Revaluations are carried out for the classes of property, plant and equipment noted below to reflect the service potential or economic benefit obtained through control of the asset.  Revaluation is based on the fair value of the asset.  Where an asset is recorded using depreciated replacement cost, depreciated replacement cost is based on the estimated present cost of construction, reduced by factors for age and deterioration of the asset.

Classes of property, plant and equipment assets that are revalued, are revalued at least every five years.

Classes of property, plant and equipment assets that are revalued are regularly reviewed to ensure the carrying value is not materially different from fair value.

Land and buildings

Land and buildings are recorded at fair value less accumulated depreciation on buildings.  In cases where valuations conducted in accordance with the New Zealand Property Institute’s standards are not available, valuations conducted in accordance with the Rating Valuation Act 1998, which have been confirmed as appropriate by an independent valuer, have been used.

Specialist military equipment

Specialist military equipment is recorded at fair value based on depreciated replacement cost less accumulated depreciation.  Valuations have been obtained through specialist assessment by New Zealand Defence Force advisers, and the basis of these valuations have been confirmed as appropriate by an independent valuer.

State highways

State highways are recorded at fair value based on depreciated replacement cost less accumulated depreciation.  Replacement costs are based on the estimated present cost of constructing the existing asset by the most appropriate method of construction.  Land associated with the state highways is valued using an opportunity cost based on adjacent use, as an approximation of fair value.

Rail network assets

Rail network assets are recorded at fair value based on depreciated replacement cost less accumulated depreciation.  Replacement costs are based on the estimated present cost of constructing the existing asset by the most appropriate method of construction.  Land associated with the rail network is valued using an opportunity cost based on adjacent use, as an approximation of fair value.

Aircraft (excluding specialist military equipment)

Aircraft (excluding SME) are recorded at fair value less accumulated depreciation.

Electricity distribution network

Electricity distribution network assets are recorded at cost less accumulated depreciation.

Electricity generation assets

Electricity generation assets are recorded at fair value less accumulated depreciation.

Other items of property, plant and equipment — at cost

Other property, plant and equipment, which include motor vehicles and office equipment, are recorded at cost less accumulated depreciation.

Other physical assets for which an objective estimate of market value is difficult to obtain

Such physical assets (national parks, for example) are recorded at fair value less accumulated depreciation.

Commercial forests

Commercial forests are recorded at fair value less estimated point-of-sale costs.  This takes into account age, quality of timber and the forest management plan.

Goodwill and intangible assets

The excess of cost over the fair value of the net assets of entities acquired (subsidiaries) at the date of acquisition is recognised as goodwill.  The balance of goodwill is assessed annually for evidence of impairment in excess of annual amortisation.

Identifiable intangible assets which have been purchased are initially recorded at cost and thereafter either at cost less accumulated amortisation and any accumulated impairment losses or, where in the rare case where an active market exists, at a revalued amount being fair value at the date of the revaluation less any subsequent accumulated amortisation and any subsequent accumulated impairment losses.

Liabilities

Borrowings

In the Statement of Financial Position, borrowings (including currency swaps) are recorded at nominal value adjusted for the unamortised portion of the premium or discount on issue.

Foreign monetary liabilities

Where short-term foreign monetary liabilities are subject to forward exchange contracts, they are translated into New Zealand dollars at the contract rate.  Otherwise, foreign monetary liabilities are translated at the closing exchange rate.

Exchange gains and losses are recognised in the Statement of Financial Performance in the period in which they arise.

Pension liabilities

Pension liabilities in respect of the contributory service of superannuation scheme members are recorded at the latest actuarial value of the Crown’s liability for pension payments.  Movements of the liability are reflected in the Statement of Financial Performance.

ACC claims liabilities

The future cost of ACC claims liabilities is revalued annually based on the latest actuarial information.  Movements of the liability are reflected in the Statement of Financial Performance.

Currency issued

Currency issued represents a liability in favour of the holder.  Currency issued for circulation, including an amount to cover expected future redemption of demonetised currency, is recognised at face value.

Leases

Finance leases transfer to the Government as lessee substantially all the risks and rewards incident on the ownership of a leased asset.  The obligations under such leases are capitalised at the present value of the minimum lease payments.  The capitalised values are amortised over the period in which the Government expects to receive benefits from their use.

Operating leases, where the lessors substantially retain the risks and rewards of ownership, are recognised in a systematic manner over the term of the lease.

Leasehold improvements are capitalised and the cost is amortised over the unexpired period of the lease or the estimated useful life of the improvements, whichever is shorter.

Employee entitlements

Employee entitlements to salaries and wages, annual leave, long service leave, retiring leave and other similar benefits are recognised when they accrue to employees.  The liability for employee entitlements is carried as the present value of the estimated future cash outflows.

Other liabilities

All other liabilities are recorded at the estimated obligation to pay.

Commitments

Commitments are future expenses and liabilities to be incurred on contracts that have been entered into at balance date.  Commitments include those operating and capital commitments arising from non-cancellable contractual or statutory obligations.  Interest commitments on debts and commitments relating to employment contracts are not included in the Statement of Commitments.

Contingent liabilities and contingent assets

Contingent liabilities and contingent assets are recorded in the Statement of Contingent Liabilities and Contingent Assets at the point at which the contingency is evident.

Changes in Accounting Policies

The measurement basis for recording rail network assets has changed from historical cost to fair value using depreciated replacement cost.  This basis provides a more current value of the rail network and is more consistent with the approach taken to other significant items of property, plant and equipment.  The financial impact of this change increases property, plant and equipment by $10.3 billion and increases net worth by the same amount.  The Statement of Financial Performance is consequently impacted by increases in depreciation of $155 million.

There has also been a change in the disclosure of bad debt write-offs of tax receivables.  Tax write-offs are now shown as an expense rather than netted off against revenue.  The impact of this change in presentation has no impact on the operating balance but does result in an increase in both revenue and expenses of $0.7 billion ($0.3 billion in 2005/06).

There have been no other changes in accounting policies.  All other policies have been applied on a basis consistent with the previous year.

Comparatives

To ensure consistency with the current period, comparative figures have been restated where appropriate.

Notes to the Financial Statements

Note 1:  Tax and Levies Collected through the Crown’s Sovereign Power (Accrual)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		Direct Income Tax Revenue (accrual) (1)
		Individuals
20,595	21,073	Source deductions	21,085	19,985
4,533	4,614	Other persons	4,440	5,075
(962)	(1,085)	Refunds	(1,080)	(953)
426	456	Fringe benefit tax	468	451
24,592	25,058	Total Individuals	24,913	24,558
		Corporate Tax
8,353	8,265	Gross companies tax	8,618	9,439
(205)	(252)	Refunds	(296)	(270)
874	1,142	Non-resident withholding tax	1,189	1,096
220	146	Foreign-source dividend withholding payments	149	160
9,242	9,301	Total Corporate Tax	9,660	10,425

		Other Income Tax
2,079	2,156	Resident withholding tax on interest income	2,227	1,880
56	89	Resident withholding tax on dividend income	89	74
2	4	Estate and gift duties	2	3
2,137	2,249	Total Other Income Tax	2,318	1,957
35,971	36,608	Total Direct Income Tax	36,891	36,940
		Indirect Tax Revenue (accrual)
		Goods and Services Tax
18,692	19,203	Gross goods and services tax	19,527	18,367
(8,028)	(8,332)	Refunds	(8,325)	(7,664)
10,664	10,871	Total Goods and Services Tax	11,202	10,703
		Other Indirect Taxation
914	881	Petroleum fuels excise	819	852
145	244	Tobacco excise	238	834
1,773	1,760	Customs duty	1,836	1,083
793	785	Road user charges	786	731
537	559	Alcohol excise	553	516
256	230	Gaming duties	245	275
223	220	Motor vehicle fees	222	221
58	49	Energy resources levies	54	73
74	71	Approved issuer levy and cheque duty	92	83
4,773	4,799	Total Other Indirect Taxation	4,845	4,668
15,437	15,670	Total Indirect Taxation	16,047	15,371
51,408	52,278	Total Taxation Revenue	52,938	52,311
		Levies, fees, fines and penalties (accrual)
2,189	2,454	ACC levies	2,476	2,326
253	259	Fire Service levies	265	254
83	84	EQC levies	84	82
654	711	Other	743	749
3,179	3,508	Total levies, fees, fines and penalties	3,568	3,411
54,587	55,786	Total Sovereign Revenue	56,506	55,722

(1)  There has been a change in the disclosure of bad debt write-offs of tax receivables. Tax write-offs are now shown as an expense rather than netted off against revenue.  To ensure consistency comparative figures have been adjusted to conform with this change in presentation.

Note 1:  Tax and Levies Collected through the Crown’s Sovereign Power (Cash)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		Direct Income Tax Receipts (cash)
		Individuals
20,534	21,034	Source deductions	21,069	19,897
5,189	5,296	Other persons	5,121	4,883
(1,780)	(1,858)	Refunds	(1,850)	(1,503)
421	469	Fringe benefit tax	482	450
24,364	24,941	Total Individuals	24,822	23,727
		Corporate Tax
8,602	8,865	Gross companies tax	9,016	8,512
(746)	(1,091)	Refunds	(1,153)	(833)
874	1,092	Non-resident withholding tax	1,135	1,093
220	148	Foreign-source dividend withholding payments	141	157
8,950	9,014	Total Corporate Tax	9,139	8,929
		Other Income Tax
2,078	2,154	Resident withholding tax on interest income	2,192	1,862
56	91	Resident withholding tax on dividend income	90	74
2	4	Estate and gift duties	3	2
2,136	2,249	Total Other Income Tax	2,285	1,938
35,450	36,204	Total Direct Income Tax	36,246	34,594
		Indirect Tax Receipts (cash)
		Goods and Services Tax
18,183	18,415	Gross goods and services tax	18,713	17,705
(7,669)	(7,604)	Refunds	(7,625)	(7,216)
10,514	10,811	Total Goods and Services Tax	11,088	10,489
		Other Indirect Taxation
914	881	Petroleum fuels excise	835	847
145	244	Tobacco excise	265	842
1,773	1,760	Customs duty	1,778	1,074
793	785	Road user charges	780	721
537	559	Alcohol excise	549	514
257	235	Gaming duties	246	273
223	220	Motor vehicle fees	208	199
58	53	Energy resources levies	55	73
74	71	Approved issuer levy and cheque duty	88	80
4,774	4,808	Total Other Indirect Taxation	4,804	4,623
15,288	15,619	Total Indirect Taxation	15,892	15,112
50,738	51,823	Total Taxation Receipts	52,138	49,706
		Levies, fees, fines and penalties (cash)
2,105	2,401	ACC levies	2,416	2,256
253	262	Fire Service levies	268	254
83	85	EQC levies	84	83
606	639	Other	650	653
3,047	3,387	Total levies, fees, fines and penalties	3,418	3,246
53,785	55,210	Total Sovereign Receipts	55,556	52,952

Note 2:  Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown (ie, total sales for core Crown, Crown entities and SOEs).  The total for Crown entities includes such items as lottery sales, housing rental and Crown research institutes (CRI) sales.  The total sales of SOEs (including Air NZ) represents the majority of their income from electricity generation and distribution services, postal services, advertising and air travel sales.

Note 3:  Investment Income

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		Investment Income
856	1,410	NZS Fund Investment Income	1,640	1,139
1,873	2,852	Interest income	2,768	2,145
269	452	Student loans	451	344
71	147	Dividends	157	117
—	—	Gain on Sale of Southern Hydro	—	630
599	878	Gains/(losses) on marketable securities, deposits and equity investments	775	1,436
19	68	Other	28	17
3,687	5,807	Total Investment Income	5,819	5,828

Note 4:  Other Revenue

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
—	—	Unrealised (losses)/gains arising from changes in the value of commercial forests	27	15
75	79	GSF contributions	96	104
55	62	Petroleum royalties	66	61
30	28	Cost recovery income from fisheries	30	29
2,201	2,069	Other	1,937	1,823
2,361	2,238	Total Other Operational Revenue	2,156	2,032

Note 5:  Subsidies and Transfer Payments

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		Social Assistance Grants
6,782	6,807	New Zealand Superannuation	6,810	6,414
1,504	1,467	Domestic purposes benefit	1,468	1,493
1,845	1,959	ACC payments	1,967	1,708
783	615	Unemployment benefit	613	712
1,131	1,136	Invalids benefit	1,132	1,073
1,725	1,779	Family support	1,699	1,285
883	882	Accommodation supplement	877	843
575	573	Sickness benefit	573	541
364	385	Student allowances	382	354
286	270	Disability allowances	270	261
2,047	2,028	Other social assistance grants	2,020	1,675
140	117	Subsidies	101	127
		Other Transfer Payments
88	374	Official development assistance	356	330
36	38	Other	39	34
18,189	18,430	Total Subsidies and Transfer Payments	18,307	16,850

Note 6:  Personnel Expenses

The Statement of Segments shows the personnel expenses as a total for each area of total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
1,068	1,148	GSF pension costs	1,222	1,392
131	139	Other pension expenses	227	206
13,937	14,065	Other personnel expenses	14,198	13,518
15,136	15,352	Total Personnel Expenses	15,647	15,116

Personnel expenses include salaries and allowances to Ministers of the Crown totalling $7.0 million (30 June 2006: $6.7 million).  In addition, Ministers are provided with ministerial accommodation in Wellington and receive allowances when travelling in New Zealand.

Note 7:  Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of entities included in the Government financial statements, excluding those expenses separately identified in the Statement of Financial Performance and other notes.Items disclosed separately below are those required by Financial Reporting Standards.

Other operating costs is the large residual item.  Most of these costs represent payments made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example).  They also include other day-to-day operating costs.

		Depreciation
900	920	Buildings	940	880
118	97	Electricity distribution networks	110	109
216	241	Electricity generation assets	229	198
216	239	Specialist military equipment (SME)	238	187
236	242	State highways	299	252
—	152	Rail network	155	—
246	223	Aircraft (excluding SME)	173	102
913	910	Other plant and equipment	954	905
73	75	Other assets	46	75
2,918	3,099	Total Depreciation	3,144	2,708
		Other Operating Expenses
787	843	Rental and leasing costs	887	820
254	150	Change in provision for doubtful debts	508	429
800	2,225	Write-off of bad debts(1)	1,929	419
89	89	Goodwill amortised	99	75
21	25	Audit fees	31	28
2	3	Fees paid to auditors for other services	3	4
—	—	Asset impairment losses	33	90
1,162	1,771	Grants paid	1,688	1,578
371	397	Lottery prize payments	414	398
—	—	Loss/(gain) on sale of assets	34	93
—	—	Net revaluation losses/(gains)	282	(274)
—	—	Write down of existing student loans to fair value	—	1,415
381	496	Write down of new loans to fair value	488	328
23,774	22,840	Other operating costs	22,238	21,504
30,559	31,938	Total Operating Expenses (including depreciation)	31,778	29,615

(1)   The Inland Revenue and Ministry of Justice have updated their doubtful debt methodology to incorporate revised debt collectibility percentages that were developed as part of historical debt modelling work undertaken for the transition to NZ IFRS.  This re-assessment lead to one-off accounting adjustment of $1.2 billion reflecting the economic collectibility of receivables based on newly available historical data. In addition there has been a change in the disclosure of bad debt write-offs of tax receivables. Tax write-offs are now shown as an expense rather than netted off against revenue. To ensure consistency comparative figures have been adjusted to conform with this change in presentation.

Note 8:  Cash and Marketable Securities, Deposits and Equity Investments

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		By Category
2,902	3,478	Total Cash	4,629	4,168
25,249	35,300	Marketable securities and deposits (MSD)	33,270	27,668
17,708	16,494	Equity investments (eg, shares)	18,036	15,394
275	221	Reserve position at the IMF	183	458
43,232	52,015	Total MSDs and Equity Investments	51,489	43,520
46,134	55,493	Cash and MSDs and Equity Investments	56,118	47,688
		MSDs and Equity Investments by Portfolio Management:
16,693	23,317	Reserve Bank and NZDMO managed funds	22,884	19,284
11,765	11,576	NZS Fund	11,841	8,555
3,449	4,112	Government Superannuation Fund	4,093	3,959
7,940	8,661	ACC portfolio	8,366	7,882
2,390	1,963	EQC portfolio	1,894	1,943
995	2,386	Other holdings	2,411	1,897
43,232	52,015	Total MSDs and Equity Investments	51,489	43,520

The asset values above are net of any cross-holdings.  For example, the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of New Zealand Government stock.  For financial reporting purposes these amounts are eliminated within the combined financial statements.  The total portfolios, including cross-holdings of New Zealand Government stock, are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits — because of the restricted nature of these assets they are excluded from the definition of net core Crown debt).

Nature of financial assets — some are restricted

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown.  It is for this reason that such assets are excluded from the definition of net core Crown debt — one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future New Zealand superannuation expenses and may only be used for New Zealand Superannuation.  The assets in this fund total $12.989 billion as at 30 June 2007.  The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the asset portfolio of the GSF totalling $4.2 billion.  These assets result from contributions by beneficiaries built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act).  Also refer Note 16.

ACC portfolio

ACC manages the ACC scheme.  At present there is a substantial outstanding claims liability associated with past claims of around $13.7 billion.  To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets.  The target is to have the residual claims fully funded by 2014.  Also refer Note 17.

EQC — Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners. The EQC administers the NDF, comprising capital and reserves. The EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

Individual Portfolio Information (including cross-holdings of New Zealand Government stock)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
13,038	12,946	NZS Fund	12,809	9,726
3,833	4,083	GSF financial assets	4,211	4,166
9,443	10,061	ACC portfolio	9,727	9,080
5,638	5,433	EQC portfolio	5,291	5,232

Note 9:  Advances

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
5,868	5,761	Student loans (see analysis below)	6,011	5,569
3,425	3,817	Kiwibank mortgages	3,632	2,609
75	8	Residential care loans	67	71
63	68	Mori development rural lending	47	80
—	—	Forestry encouragement loans	24	24
—	—	Catchment authorities	3	5
590	541	Other	482	400
10,021	10,195	Total Advances	10,266	8,758
		Analysis of Student Loans
		Outstanding balance
8,784	9,107	Nominal value Student Loans (including interest)	9,412	8,370
5,868	5,761	Carrying value Student Loans	6,011	5,569
		Movement during the year
5,472	5,569	Opening balance	5,569	6,465
—	—	Initial fair value write down	—	(1,415)
(15)	(411)	Other impairment	(151)	(13)
1,157	1,206	Amount borrowed in current year	1,176	1,046
(381)	(496)	Fair value write down on new borrowings	(488)	(328)
(634)	(559)	Repayments made during the year	(555)	(550)
87	362	Interest unwind	360	358
182	90	Other movements	100	6
5,868	5,761	Closing balance	6,011	5,569

Student Loans Book Value

Student loans are recognised initially at fair value plus transaction costs, and subsequently measured at amortised cost using the effective interest rate method, less any impairment loss.

Fair value on initial recognition of student loans is determined by projecting forward contractually agreed (promised) repayments required under the scheme and discounting them back at an appropriate discount rate.  The subsequent measurement at amortised cost is determined using the effective interest rate calculated at initial recognition. This rate is used to spread the Crown’s interest income across the life of the loan and determines the loan’s carrying value at each reporting date.

The valuation model has been adapted to reflect current student loans policy. As such, the carrying value is sensitive to changes on a number of underlying assumptions, including future income levels, repayment behaviour and macro economic factors such as inflation and the discount rates used to determine the effective interest rate on new borrowers. The significant assumptions are shown below.

	30 June 2007	30 June 2006
Weighted average effective interest rate	7.12%	6.63%
Interest rate applied to loans for overseas borrowers	6.7% - 7.2%	6.9% (6.7% outyears )
Cost of administration as a % of the average outstanding loan balance	0.15%	0.15%
CPI	2.4% - 2.6%	3.2%
Future salary inflation	3.4% - 3.6%	3.6%

Note 9:  Advances (continued)

The data for student loans has been integrated from files provided by Inland Revenue Department, Ministry of Social Development and the Ministry of Education. The current data is up to 31 March 2006, and contains information on borrowings, repayments, income, educational factors, socio-economic factors amongst others and has been analysed and incorporated into the valuation model.

Given the lead time required between analysing the raw data and its availability for use in the valuation model, it is expected that there will always be a 15 month lag between the available data set and the valuation reported in the annual financial statements.

Student Loans Fair Value

Fair value is the amount for which the loan book could be exchanged between knowledgeable, willing parties in an arms length transaction. It is determined by discounting the estimated cash flows at an appropriate discount rate.  The estimated fair value of the student loan debt at 30 June 2007 has been determined to be approximately $5,443 million ($5,538 million at 30 June 2006).

Fair values will differ from carrying values due to changes in market interest rates, as the carrying value is not adjusted for such changes.  They will also differ in the treatment of credit losses, as carrying values adjust for credit losses that have been incurred while fair values capture adjustments for expected future credit losses.  The difference between fair value and carrying value does not represent an impairment of the asset.

The fair value calculated is sensitive to the underlying assumptions. For example a 1% increase in the discount rate would decrease fair value by approximately $232 million, whereas a 1% decrease in the discount rate would increase fair value by approximately $258 million

Despite the increase in the nominal value of student loans outstanding, the fair value of the student loan portfolio is lower than that calculated last year (and lower than the carrying value) because of an increase in the risk free discount rates used in the fair value calculation and an increase in expected future credit losses. The risk free rates are determined by calculating forward rates from the yields and coupons of NZ Government Stock.  Forward rate yield projections move from 7.7% in 2007 to 6.2% from 2016 and thereafter (projections as at June 2006 were 6.9% in 2006 to 5.8% from 2016 and thereafter).

The Student Loan Annual Report contains more information on the student loan scheme.

Through the everyday operations of the student loan scheme the Government is exposed to the risk that borrowers will default on their obligation to repay their loans or die before their loan is repaid, causing the scheme to incur a loss.

The student loan scheme policy does not require borrowers to provide any collateral or security to support advances made. As the total sum advanced is widely dispersed over a large number of borrowers, the scheme does not have any material individual concentrations of credit risk.

The credit risk is reduced by collection of repayments through the tax system.

Note 10:  Receivables

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
5,607	7,318	Taxes receivable	7,575	8,720
4,706	4,619	Accounts receivable	5,268	5,259
32	36	Receivable from the sale and purchase of Maui gas	36	74
189	274	Prepayments	314	421
10,534	12,247	Total Receivables	13,193	14,474

Included in taxes receivable at gross value less provision for doubtful debts are general tax receivables administered by the Inland Revenue Department.  The net book value was $6,089 million ($7,925 million in 2005/06).  The estimated fair value of the portfolio as at 30 June 2007 has been calculated as $5,849 million.  The fair value has been determined by forecasting the expected repayments based on analysis of historical debt data deducting an estimate of service costs and discounting at an appropriate rate (11%).  If the discount rate was 2% higher the fair value would reduce by $21 million, if the discount rate was 2% lower the fair value would increase by $19 million

Included in accounts receivables at gross value less provision for doubtful debts are debtor portfolios held by the Ministries of Social Development and Justice.  Due to the nature of these portfolios the collection of outstanding amounts takes place over a significant period of time.

The debtor portfolio held by the Ministry of Justice largely relates to court fines and the associated court costs and enforcement fees. The net book value as at 30 June 2007 was $312 million ($424 million in 2005/06). The estimated fair value of the portfolio as at 30 June 2007 has been calculated as $195 million. The fair value calculation has been determined on an actuarial basis by discounting the expected flow of cash repayments, net of servicing costs, at a discount rate of 12%. If the discount rate was 2% higher the fair value would reduce by $6 million; if the discount rate was 2% lower the fair value would increase by $7 million.

The debtor portfolio held by the Ministry of Social Development largely relates to benefit overpayments, advances on benefits and recoverable special needs grant. The gross book value was $832 million.  Net book value was $409 million ($413 million in 2005/06) after allowing for doubtful debts reflecting the nature of the collectability of the debtors. The estimated fair value of the portfolio at 30 June 2007 was $358 million. The fair value is determined by discounting forecast expected repayments, (using Government’s bond yield rates at 30 June 2007) and deducting the estimated collection costs.

The fair values of these debtor portfolios will differ to carrying values due to changes in market interest rates, as the carrying value is not adjusted for such changes, and in the treatment of credit losses.  Carrying values adjust for credit losses that have been incurred while fair values capture adjustments for future credit losses as well.  The difference between fair value and carrying value does not represent an impairment of the asset.

Note 11:  Other Investments

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		International Bank for Reconstruction and
76	86	Development	67	86
81	92	Asian Development Bank	75	92
129	111	Other	234	145
286	289	Total Other Investments	376	323

Note 12:  Property, Plant and Equipment

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		By Type
		Gross Carrying Value
11,801	14,111	Land (valuation)	15,639	13,803
22,487	23,092	Buildings (valuation)	22,631	21,859
2,668	2,540	Electricity distribution network (cost)	2,517	2,311
8,428	9,378	Electricity generation assets (valuation)	10,285	8,536
2,566	2,339	Aircraft (ex SME) (valuation)	2,115	2,068
16,757	19,339	State highways (valuation)	20,193	17,948
—	10,786	Rail network (valuation)	10,573	—
4,013	4,092	Specialist Military Equipment (valuation)	3,648	3,422
10,211	10,589	Other plant and equipment (cost)	10,870	9,692
7,250	8,368	Other assets (valuation)	8,288	7,965
454	417	Properties intended for sale (lower of book value or NRV)	462	467
86,635	105,051	Total Gross Carrying Value	107,221	88,071
		Accumulated Depreciation
2,883	2,135	Buildings	1,374	1,307
421	388	Electricity distribution network	407	299
525	347	Electricity generation assets	255	111
444	223	Aircraft (ex SME)	—	—
689	719	State highways	776	—
—	155	Rail network	155	—
1,017	587	Specialist military equipment	573	344
6,420	6,626	Other plant and equipment	6,806	6,008
373	613	Other assets	332	561
12,772	11,793	Total Accumulated Depreciation	10,678	8,630
		Net Carrying Value
11,801	14,111	Land (valuation)	15,639	13,803
19,604	20,957	Buildings (valuation)	21,257	20,552
2,247	2,152	Electricity distribution network (cost)	2,110	2,012
7,903	9,031	Electricity generation assets (valuation)	10,030	8,425
2,122	2,116	Aircraft (ex SME) (valuation)	2,115	2,068
16,068	18,620	State highways (valuation)	19,417	17,948
—	10,631	Rail network (valuation)	10,418	—
2,996	3,505	Specialist military equipment (valuation)	3,075	3,078
3,791	3,963	Other plant and equipment (cost)	4,064	3,684
6,877	7,755	Other assets (valuation)	7,956	7,404
454	417	Properties intended for sale (lower of book value or NRV)	462	467
73,863	93,258	Total Net Carrying Value	96,543	79,441
		By holding
72,839	91,683	Freehold assets	94,507	77,858
1,024	1,575	Leasehold assets	2,036	1,583
73,863	93,258	Total Net Carrying Value	96,543	79,441

Note 12: Property, Plant and Equipment Assets (continued)

State highways

State highways comprise the land, formation works, road structure, drainage works and traffic facilities of the roads, plus bridges, culverts, tunnels, stock and pedestrian underpasses, protection works and retaining structures.  The land, including that held for future highway development, was valued on a fair value basis while other elements of the state highways were valued on the basis of depreciated replacement cost.  After allowing for new works and depreciation during the year to 30 June 2007, the depreciated replacement cost is assessed at $19,417 million ($17,948 million as at 30 June 2006).

Replacement costs were determined by estimating the costs of new construction of the network by the most appropriate method of construction.  The methodology applied used information from the road assessment and maintenance management (RAMM) database and the bridge inventory held by Transit New Zealand.  This information was supplemented by local knowledge and expertise of the valuers: Opus International Consultants and land and property valuations supplied by DTZ New Zealand Limited.

Rail network assets

In 2004 the Crown purchased the national rail infrastructure and some related assets for $1.  Effective from 1 July 2006 the measurement basis of rail network assets changed to depreciated replacement cost from historical cost.

The rail network assets comprise land, building, bridges, tunnels, tracks, level crossings, signals and electrification.  The land was valued on a fair value basis while other elements of the rail network were valued on the basis of depreciated replacement cost.  After allowing for new works and depreciation during the year to 30 June 2007, the net book value is assessed at $10,418 million ($256 million as at 30 June 2006(1)).

(1)        Rail assets were recorded at historical cost less any accumulated depreciation as at 30 June 2006.

Replacement costs were determined by estimating the costs of new construction of the network by the most appropriate method of construction.  This information was supplemented by Ontrack personnel knowledge and expertise of the valuers (DTZ New Zealand Limited).

Other assets

There are difficulties associated with obtaining an objective valuation for some of the Crown’s assets.  These are discussed below:

National Archives Holdings

Archives in the possession of Archives New Zealand have been valued and recorded at a best estimate of fair value as at 30 June 2007.  Determination of the fair value of $564 million at 30 June 2007 ($559 million as at 30 June 2006) was based on a valuation in December 2003 using a methodology that divided the collection into categories by format and age, to associate records that could be said to have a broad commonality of value.  Benchmark valuations were obtained from an independent valuer, Dunbar Sloane, through market assessments and from other collections of a similar nature to Government archives.  Accessions since the date of the valuation are valued on the basis of these benchmarks.  The value of the Treaty of Waitangi and other exceptional items were based on a valuation from an international auction house, Sotheby’s in December 2004 and from Dunbar Sloane in January 2005 respectively, through market assessments and from other collections of similar nature.

National library collections

The Heritage Collections are valued at fair value.  The valuation was performed by National Library staff at 30 June 2003, with the valuation methodology reviewed by an independent valuer.  The carrying value of $861 million as at 30 June 2007 ($858 million as at 30 June 2006) includes the value of purchases for the collections since the last revaluation and the value of material received through donation and legal deposit.  Section 11 of the National Library of New Zealand (Te Puna Mātauranga o Aotearoa) Act 2003 requires the Crown to own the collections of the Alexander Turnbull Library in perpetuity. The Heritage Collections are not depreciated.

The General and Schools Collections are recorded at net book value of $20 million as at 30 June 2007 ($20 million as at 30 June 2006).

National parks, forest parks, conservation areas and recreational facilities

The Conservation Estate was recorded at their valuation of $4,667 million as at 30 June 2007 ($3,963 million as at 30 June 2006).  The valuation of the Conservation Estate was based on rateable valuations prepared by Quotable Value New Zealand and was independently reviewed by valuersnet.nz.

The Department of Conservation recreational facilities were recorded at their fair valuation of $266 million as at 30 June 2007 ($256 million as at 30 June 2006).  The recreational facilities are subject to an asset management plan and are recorded in the Visitor Assets Management System (VAMS).

The fences that border Conservation Estate areas or form part of the recreational facilities have been fair valued and recorded at $87 million as at 30 June 2007 ($75 million as at 30 June 2006).  Fencing on land managed by 47 out of 51 Area Offices were sampled and valued by Department of Conservation staff, with the valuation methodology reviewed by an independent valuer.  This was extrapolated to provide a national value.

The use and disposal of all the Crown land managed by the Department of Conservation is determined by legislation, in particular the Reserves Act 1977 and the National Parks Act 1980 and the Conservation Act 1987.

The Crown land managed by the Department is not subject to mortgages or other charges or treaty claims.  Specific areas may, however, be included in the Treaty settlements if the Crown decides to offer those areas to claimants.  Some areas may be subject to leases, licences or permits issued by the Department under concession provisions of the relevant legislation.

Parliamentary Library

The Parliamentary Library has been valued and recorded at $25 million ($25 million as at 30 June 2006).  The reference collection is valued at historical cost and the heritage collection at current market value on a three yearly basis by the Service’s Library staff in accordance to guidelines released by the Zealand Library Association and the National Library of New Zealand.

Crown Research Institutes “collection type” asset values

The Crown, when establishing Crown Research Institutes in 1992, transferred various national databases and reference collections to individual Institutes at nil value.  No reliable valuation is able to be obtained for these assets, and so they remain at nil value.  Many of the databases and collections were specifically identified by the Foundation for Research, Science and Technology as being of significant importance and as such have covenants attached to them restricting an Institute’s ability to deal with them.

Note 13: Accounting Treatment of TEIs

Section 27 (2) of the Public Finance Act 1989 (the Act) requires the Crown to prepare financial statements in accordance with generally accepted accounting practice.  Section 27 (3) of the Act also requires the Crown to record its interest in entities such as Offices of Parliament and Crown entities within its financial statements.

The applicable financial reporting standards (FRSs) that determine the basis of combination of entities that make up the Government reporting entity are FRS 37: Consolidating Investments in Subsidiaries and FRS 38: Accounting for Investments in Associates.

FRS 37 provides the basis for establishing whether the Crown’s interest in an entity should be line-by-line combined.  The control test in FRS 37 requires consideration of both the Crown’s level of power and the benefit in relation to entities.

FRS 37 is not clear about how the definition of control in FRS 37 should be applied in some circumstances in the public sector, particularly where legislation provides certain public sector entities with some statutory autonomy and independence.  Treasury’s view is that line-by-line combination of such entities would provide a more conceptually complete and consistent picture of the Government’s financial activities and position.  However, given the lack of clarity in applying FRS 37, the 2007 Financial Statements of the Government equity account the TEIs as the Crown cannot unilaterally determine their operating and financing policies, but does have a number of powers in relation to these entities.

The following table shows the financial effect if the revenue, expenses, assets and liabilities of TEIs were line-by-line combined and contrasts this with the treatment in the financial statements of equity accounting TEIs’ net surpluses and net assets.  If TEIs were line-by-line combined there would be an increase in total revenues and expenses, total Crown debt and total assets and liabilities.  The operating balance and net worth are the same under both accounting treatments.

Note that the “impact on total Crown” column in the following table represents 3rd party revenue and expenses of TEIs.  This is because the impact on total Crown from combining TEIs line by line would be to increase revenues and expenses, but only to the extent the TEI totals were not funded by the Crown.  The Statement of Financial Performance and Statement of Financial Position would alter as indicated in the following table.

TEIs as at 30 June 2007 $ millions	Equity accounting (current treatment) 2007	Impact on total Crown(2)	Equity accounting (current treatment) 2006	Impact on total Crown
Operating Results				( ) = reduce item
Revenues	—	1,804	—	1,843
Expenses	—	1,684	—	1,789
Net surplus of TEIs	120	—	54	–
Operating Balance (no change)	120	120	54	54
Assets and Liabilities
Assets
Financial assets	—	994	—	867
Property, plant and equipment	—	6,484	—	5,684
Other assets		261		249
Net investment in TEIs	6,305	(6,305)	5,475	(5,475)
Total assets	6,305	1,434	5,475	1,325
Liabilities
Gross debt		252		226
Other liabilities		1,182		1,099
Total Liabilities		1,434		1,325
Net Worth (no change)	6,305	—	5,475	—

(2)        This is the impact on the total Crown results if a full line by line combination approach was adopted.

Note 14: Intangible Assets (including goodwill)

Goodwill and intangible assets as at 30 June 2007 total $608 million ($630 million as at 30 June 2006).  Intangible assets (including goodwill) comprise:

	30 June 2007	30 June 2006
	$m	$m
Intangible assets	282	228
Goodwill	326	402
Total Intangible Assets	608	630

Goodwill is primarily made up of:

•             remaining goodwill on acquisition of Air New Zealand of $211 million ($258 million as at 30 June 2006).  It is amortised over a 10-year period.  This results in an expense of $47 million per year

•             goodwill on acquisitions by SOEs.

The following table reconciles the movement in goodwill during the year.

Description ($million)	30 June 2007	30 June 2006
Opening balance
Gross goodwill	748	717
Accumulated amortisation	(346)	(259)
Net opening balance	402	458
Goodwill acquired during the period	23	19
Goodwill amortised during the period	(99)	(75)
Closing balance
Gross goodwill	771	748
Accumulated amortisation	(445)	(346)
Net closing balance	326	402

Note 15: Payables and Provisions

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
7,380	7,570	Accounts payable and accruals	8,451	8,899
2,742	3,570	Taxes repayable	4,000	3,570
514	486	Provisions	509	477
582	557	Provision for Kyoto Protocol	704	656
944	998	National Provident Fund guarantee	949	998
1,397	1,544	Provision for employee entitlements	1,736	1,533
13,559	14,725	Total Payables and Provisions	16,349	16,133

The Crown guarantees the payment of benefits by the Board of Trustees of the National Provident Fund.  The annual report of these schemes as at 31 March 2007 (prepared in June 2007) and updated for discount rates at 30 June 2007, has indicated the DBP Annuitants Scheme, which contains pensioners only, has a deficit of $949 million, a decrease of $49 million from 30 June 2006.

		Analysis of Provisions
488	477	Opening balance	477	466
142	244	Additional provisions made in the year	359	469
(112)	(232)	Provisions used in period	(300)	(360)
(4)	(3)	Reversal of previous provision	(27)	(98)
514	486	Closing Balance	509	477
		Analysis of Provision for Kyoto Protocol
582	656	Opening balance	656	310
—	(99)	Additional provisions made in the year	48	346
582	557	Closing Balance	704	656

Note 15: Payables and Provisions (continued)

Provision for New Zealand’s obligation under the Kyoto Protocol

	Actual 30 June 2007 Emission Units(3) million tonnes (Mt)	Actual 30 June 2006 Emission Units million tonnes (Mt)

Kyoto Target (Assigned Amount Units)	309.5	307.6
Less AAUs allocated to emission reducing projects	7.5	7.5
Total commitment target	302.0	300.1
Projected emission units
Agriculture	203.1	198.7
Energy (including transport) and industrial processes	195.1	193.0
Waste	7.0	6.5
Solvent and other product use	0.3	0.3
Total projected emission units	405.5	398.5
Removals via forest	79.0	78.2
Deforestation Emissions	(21.0)	(21.0)
Less net removals via forests	58.0	57.2
Net projected emission units	347.5	341.3
Deficit in units	45.5	41.2
	$million	$million
Deficit in $ millions	704	656

(3)                       One emission unit is equivalent to one tonne of greenhouse gas emissions converted to carbon dioxide equivalents by the global warming potential.

New Zealand ratified the Kyoto Protocol in December 2002.  This international agreement commits New Zealand to reducing its average net emissions of greenhouse gases over 2008-2012 (the first commitment period of the Kyoto Protocol or CP1) to 1990 levels or to take responsibility for the difference.  New Zealand can meet its commitment through emissions reductions and use of the Kyoto Protocol flexibility mechanisms such as Joint Implementation, the Clean Development Mechanism, and offsetting increased emissions against carbon removed by forests.

The estimate of New Zealand’s net obligation as at 30 June 2007 is $NZ704 million (2006: $NZ656 million).  This obligation is based on a deficit of 45.5 million emission units and a carbon price of $US11.90 per unit.  The carbon price in New Zealand dollars equates to $NZ15.48, using the 30 June 2007 exchange rate of $US0.7689 = $NZ1.  (30 June 2006: $US0.6063 = $NZ1, and carbon price $US9.65 per unit).

Provisions by their nature are more uncertain than most other items in the statement of financial position.  Fluctuations in the value of the estimate may occur through changes in the assumptions underlying the quantum, movements in the price of carbon and the exchange rate with the United States dollar.

The quantum of the deficit has been compiled from agricultural, forest sink and deforestation projections provided by the Ministry of Agriculture and Forestry, energy (including transport) and industrial processes projections from the Ministry of Economic Development and waste projections from the Ministry for the

Environment.  The estimate includes the effects of refinements in modelling processes and updated assumptions on variables such as economic growth, population growth and oil prices as at May 2007.  The projections use the latest information from the national inventory of greenhouse gas emissions and removals submitted to the United Nations Framework Convention on Climate Change Secretariat on 4 May 2007.  Due to improvements in the Greenhouse Gas Inventory, New Zealand’s Assigned Amount Units have increased by 1.9 million.  The new assigned amount has now been submitted to the Kyoto Protocol Compliance Committee and is unlikely to change from 309.5 million units.

Net removals via forests are reported after deducting 21 million tonnes for estimated deforestation of pre-1990 forests.  This estimate assumes policy interventions to operationalise the Government’s current policy (established in October 2002) to cap its liability for deforestation at this amount.  In the absence of policy interventions, and assuming current market conditions prevail, a deforestation intentions survey conducted in 2006 indicated likely deforestation of 41 million tonnes, which would result in a deficit for the Crown of 65.5 million units, and increase the liability to $NZ1.014 billion.

AEA Technology, an independent UK based firm, has assessed the robustness of the assumptions and methodologies underpinning the projections and found them to be sound and reasonable.

The carbon price has been determined by the Treasury. The Allen Consulting Group have reviewed this work and are satisfied that the methodology (and data sources) applied is a robust high level approach, and that $US11.90 is a reasonable carbon price estimate at this time for valuing New Zealand’s possible future liabilities under the Kyoto Protocol.

No liability or contingent liability for periods beyond 2012 has been recognised, as New Zealand currently has no specific obligations beyond the First Commitment Period. The architecture of any obligations in future periods has yet to be negotiated.

Subsequent to 30 June 2007, the Government has agreed in-principle that as part of its climate change response an Emissions Trading Scheme (ETS) will be implemented.  The Government is engaging with stakeholders on the proposed ETS before final decisions are taken.  The proposed ETS is a “cap and trade” scheme; that is, the level of emissions is capped with responsibility devolved to emitters to reduce emissions and/or trade emission units to ensure the net position (total emissions less purchased emission units) meet this cap.  The impact on the Crown’s net obligation cannot be quantified at this stage as final decisions such as volume and allocation of units have not yet been taken.  For further information on the proposed ETS, please refer to http://www.climatechange.govt.nz/.

Note 16: Government Superannuation Fund (GSF) Liability

The GSF liabilities have been calculated by the Government Actuary as at 30 June 2007. The liabilities arise from closed schemes for past and present public sector employees (set out in the GSF Act 1956). A Projected Aggregate Funding Method, based on balance-date membership data, is used for the valuation. This method requires the benefits payable from the GSF in respect of past service to be estimated and then discounted back to the valuation date.

The GSF net unfunded liability as at 30 June 2007 was $10,309 million.  This is a decrease of $1,129 million compared with 30 June 2006.

The 2007 movement in the net unfunded liability of $1,129 million reflects a decrease in the gross liability of $920 million and an increase in net assets of $209 million.

The main driver of the movement in the net unfunded liability are changes to the economic assumptions since 30 June 2006 of $1,090 million.

The significant economic assumption change was an increase in the average pre-tax discount rate to 6.34% (5.63% at 30 June 2006).  Other principal long-term economic assumptions used in the calculation remained unchanged, which were an inflation rate of of 2.25% and an annual salary increase rate, before any promotional effects, of 3.0%. The remaining $39 million  change in the net unfunded liability is due to actual fund experience.

If the discount rate at 30 June 2007 was 1% higher (for each future year) the gross past service liability would reduce by $1,615 million, if the discount rate was 1% lower  (for each future year) the gross past service liability would increase by $1,996 million.

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		GSF Liability and Asset Information
		Gross GSF Liability
15,361	15,231	Opening gross liability	15,231	14,952
(17)	323	Net projected change	(920)	279
15,344	15,554	Closing Gross Liability	14,311	15,231
		Less Net Assets Available to the GSF Scheme
3,768	3,793	Opening asset value	3,793	3,521
		Net projected change:
186	382	- Investment valuation changes	465	368
		- Contributions and other income less
(97)	(167)	membership payments	(256)	(96)
89	215	Total projected change	209	272
3,857	4,008	Closing Net Asset Values	4,002	3,793
		Net Unfunded Liability of the GSF Schemes
11,593	11,438	Opening unfunded liability	11,438	11,431
(106)	108	Net projected change	(1,129)	7
11,487	11,546	Net Unfunded Liability	10,309	11,438

Reconciliation of the movement in Unfunded Liability between years

Opening balance	11,438	11,431
Expected service cost	213	221
Expected interest cost	669	622
Change in underlying valuation assumptions	(1,090)	359
Experience gains and asset gains	(131)	(197)
Expected return on assets	(219)	(207)
Change in data	86	(152)
Expected contributions	(657)	(639)
Closing Balance	10,309	11,438

Note 16: Government Superannuation Fund (GSF) Liability (continued)

	30 June 2007	30 June 2006
	$m	$m
Liabilities to Pensioners
Pensioners	8,789	9,054
Deferred pensioners	848	943
Liabilities to Contributors
General Government Superannuation Fund members	3,738	4,051
Police	488	635
Armed Forces	305	389
Judges	48	58
Prison Services	39	41
Islands	41	45
Members of Parliament	15	15
Total Liabilities in respect of Past Services	14,311	15,231
Less Assets available to schemes	4,002	3,793
Total Net Pension Liabilities	10,309	11,438

Note 17: ACC Claims Liability

Claims Obligation

The ACC claims liability is the amount of funds required to be invested now, so that together with the future investment earnings on those funds ACC has enough funding to meet the estimated future payment obligations on its current claims.

Liability Calculation

PricewaterhouseCoopers Actuarial Pty Limited have prepared the independent actuarial estimate of the ACC claims liability as at 30 June 2007.  This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected administrative expenses of managing these claims.

The estimate of the claims liability as at 30 June 2007 was $13,735 million.  This is an increase of

$1,020 million compared with 30 June 2006.  The primary drivers of the increase were inflation, claims experience and forecast future claims costs, partially offset by an increase in the discount rate applied from 5.83% at 30 June 2006 to 6.61% at 30 June 2007.

Superimposed inflation is the increase in the cost of claims that is above general inflation.  This is due to other influencing factors such as new medical treatment being available. A key assumption, which has financial significance, is the superimposed inflation for social rehabilitation for serious injury claims (which represents around 50% of rehabilitation liability) which has an allowance for superimposed inflation of 5% p.a. over the next five years and 1% thereafter. If superimposed inflation is assumed to be 0% after five years instead of 1% thereafter, this will decrease the gross liability by $442 million. If it is assumed to be 2.0%, this will increase the gross liability by $481 million.

Valuation Movement Due to Experience and Assumption Changes

If the assumptions underlying the 30 June 2006 valuation were used, the estimated 30 June 2007 valuation would be $13,434 million.  The actual valuation for 30 June 2007 was $13,735 million.  The difference in the two numbers was $301 million. This is shown in the following table:

	As at 30 June 2007	As at 30 June 2006	Change 2007
	$m	$m	$m
30 June 2006 liability	12,715	12,715	—
30 June 2007 liability	13,735	13,434	(301)
Change in Liability	1,020	719	(301)

Components of the 2006/07 changes in gross liability

$m
Expected change in gross liability valuation	719
Adjusted for actual inflation	143
Adjusted for claims experience and modelling	1,280
Adjusted for future economic assumptions (e.g. interest rates)	(1,122)
1,020

Note 17: ACC Claims Liability (continued)

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
		ACC Liability and Asset Information
		Gross ACC Liability
12,581	12,715	Opening gross liability	12,715	11,384
674	1,742	ACC claims liability movement	1,020	1,321
—	—	Transfer from other insurers	—	10
13,255	14,457	Closing Gross Liability	13,735	12,715
		Less Net Assets Available to ACC
8,813	8,880	Opening net asset value	8,880	7,217
802	1,290	Net change	1,291	1,663
9,615	10,170	Closing Net Asset Values	10,171	8,880
		Net ACC Reserves (net liability)
(3,768)	(3,835)	Opening reserves position	(3,835)	(4,167)
128	(452)	Net change	271	332
(3,640)	(4,287)	Closing Reserves Position (net liability)	(3,564)	(3,835)
ACC Reserves by Account
Residual Claims Account			(1,694)	(1,882)
Motor Vehicle Account			(1,673)	(1,660)
Non-Earners’ Account			(1,485)	(1,309)
Treatment Injury Account			(365)	(352)
Earners’ Account			558	532
Work Account			1,088	—
Self-Employed Work Account			—	76
Employers’ Account			—	757
Account Reserves			(3,571)	(3,838)
Subsidiaries and revaluation reserves			7	3
Total Closing Reserves			(3,564)	(3,835)

The Self-Employed and Employers’s Accounts have been merged and their reseves transferred into the Work Account on 1 April 2007.  In addition, the Medical Misadventure Account has been renamed to the Treatment Injury Account in 2006/07.

The ACC reserves disclosed above represent the net assets and liabilities for each of the various accounts operated by ACC.  Details on how the unfunded liability of each Account will be managed in the future are contained in the 2007 ACC Annual Report (broadly the policy is to fully fund the major Accounts by 2014).

Note 18: Revaluation Reserves

Forecast			Actual
Original Budget	Estimated Actual		30 June 2007	30 June 2006
$m	$m		$m	$m
27,989	37,633	Opening Balance	37,633	27,988
		Net Revaluations
—	134	Land and buildings	2,545	2,386
—	—	State highways	868	2,559
—	10,329	Rail network	10,285	—
—	—	TEIs	692	1,705
—	—	Electricity generation assets	1,455	1,800
	—	Specialist Military Equipment	(170)	406
—	26	Other assets	19	1,013
—	10,489	Total Net Revaluations	15,694	9,869
—	23	Transfers to taxpayer funds	—	(224)
27,989	48,145	Closing Asset Revaluation Reserve	53,327	37,633
		Asset Revaluation Reserve (by component total)
16,194	18,513	Land and buildings	20,901	18,356
4,683	7,242	State highways	8,110	7,242
—	10,329	Rail network	10,285	—
1,315	3,020	TEIs	3,712	3,020
2,695	4,495	Electricity generation assets	5,950	4,495
—	406	Specialist Military Equipment	236	406
3,102	4,140	Other assets	4,133	4,114
27,989	48,145	Closing Asset Revaluation Reserve	53,327	37,633

Note 19: Foreign Currencies

All monetary amounts in these financial statements are expressed in New Zealand dollars.  The New Zealand dollar closing rates for major currencies were:

	30 June 2007	30 June 2006
United States dollar	0.76890	0.60630
Japanese yen	94.80500	69.68000
British pound	0.38420	0.33075
Euro	0.57260	0.47695

Note 20: Risk Management

The Crown is subject to a number of financial risks which arise as a result of its debt portfolios, investment funds and transactions with foreign and domestic suppliers that are undertaken by the entities that make up the Government reporting entity.

Individual entities that form the Government reporting entity are responsible for ensuring appropriate risk management strategies and policies are in place within any mandate provided by legislation (eg, the Public Finance Act has requirements on borrowing, investing and financial powers applying to departments).  Information and risk disclosures for individual entities are disclosed in the relevant entity’s annual report.  Key risk management strategies across the Crown include:

Core Crown

The core Crown is risk averse and seeks to minimise net finance costs associated with its debt and maximise returns on its specific investment funds.  Key strategies of material entities forming the core Crown segment include:

•             New Zealand Debt Management Office (NZDMO) is responsible for the efficient management of Crown debt and associated assets.  NZDMO’s strategic objective is to maximise the long-term economic return on the Crown’s financial assets and debt in the context of the Government’s fiscal strategy, particularly its aversion to risk.

•             The Crown has a foreign-reserve policy that requires the Reserve Bank to manage sufficient levels of foreign currency reserves to intervene in New Zealand’s currency markets.

•             The Government Superannuation Fund and New Zealand Superannuation Fund are required to invest assets on a prudent commercial basis.  In doing so they manage and administer the assets in a manner consistent with best practice portfolio management and maximising return without undue risk to the respective Fund as a whole.

SOEs and Crown entities

•             The State-Owned Enterprises Act 1986 requires SOEs to operate commercially.  With the varying nature of the activities of SOEs, each individual entity has its own risk management strategies (eg, the electricity industry is exposed to electricity spot rate movements).

•             As with SOEs, individual Crown entities are responsible for ensuring that they have risk management strategies appropriate to their operations.  For example, ACC and the EQC will have specific policies in relation to the investment portfolios they manage.

Detailed risk management policy disclosure of Government reporting entities can be found in an individual entity’s Annual Report.

Credit risk

Credit risk refers to the risk of a loss due to the non-performance by counterparties to discharge an obligation.

Financial instruments which subject the Crown to credit risk include bank balances, receivables, advances, investments, interest rate options, forward rate agreements, foreign exchange forward contracts, foreign exchange swaps, interest rate swaps and foreign currency options.

The entities within the Crown reporting entity manage their exposure to credit risk by:

•             Maintaining credit exposure only with highly rated institutions, for which the probability of default is low.  The creditworthiness of counterparties is continuously monitored.

•             Ensuring diversification of credit exposure by limiting the exposure to any one financial institution.

•             In some instances requiring a form of collateral from counterparties.

In addition the Crown is exposed to risk in relation to its holding of equity investments held largely by NZSF, GSF, ACC and EQC.

Concentration risk of credit exposure

As at 30 June 2007 the concentrations of credit exposure by industry type were as follows:

	30 June 2007	30 June 2006
	$m	$m
Sovereign issuers (excluding New Zealand sovereign-guaranteed)	6,311	5,762
Supranational financial institutions	405	1,337
Foreign banks	11,024	11,838
Other	38,378	28,751
Total Credit Exposure	56,118	47,688

As at 30 June 2007 the concentrations of credit exposure by geographical area were as follows:

	30 June 2007	30 June 2006
	$m	$m
USA	12,462	14,411
Europe	16,482	11,612
Japan	1,786	1,722
Australia	3,719	2,363
New Zealand	18,596	12,894
Supranational	405	1,810
Other	2,668	2,876
Total Credit Exposure	56,118	47,688

As at 30 June 2007 the concentrations of credit exposure by credit rating using the lower rating of Standard & Poor’s or Moody’s were as follows:

	30 June 2007	% of 2007	30 June 2006	% of 2006
	$m	credit exposure	$m	credit exposure
AAA	17,761	31.7%	16,681	35.0%
AA	15,180	27.1%	11,165	23.4%
A	2,784	5.0%	2,085	4.4%
IMF reserve position	183	0.2%	341	0.7%
Non-rated and other(4)	20,210	36.0%	17,416	36.5%
Total Credit Exposure	56,118	100%	47,688	100%

(4)	The non-rated and other credit rating amount largely relate to equity investments held by the NZS Fund, GSF, ACC and EQC.

Interest rate risk

Interest rate risk refers to the risk of loss due to adverse movement in interest rates.  In general interest rate risk is managed strategically by issuing a mix of fixed and floating rate debt, including interest rate swaps.  Derivative transactions outstanding as at 30 June 2007 are disclosed on page 78.

Foreign exchange risk

Foreign exchange risk refers to the risk of loss due to adverse movements in foreign exchange rates.  The range of instruments currently being used to minimise the Crown’s exposure to foreign exchange risk includes currency and interest rate swaps, foreign-exchange contracts and futures contracts.  ACC, EQC, GSF and NZSF are exposed to foreign exchange risk through their foreign currency-denominated investments.  The extent to which the foreign exchange exposure is hedged depends on the best practice and prudent policies adopted by each entity.

Refinancing/repricing risk

Refinancing/repricing risk refers to the risk that maturing debt is refinanced, maturing assets are reinvested or instruments repriced are at an unacceptable yield.

As at 30 June 2007 assets and liabilities will mature or reprice within the following periods:

	Effective	Total
	interest	30 June	0-12
	rate	2007	months	1-2 years	2-5 years	5-10 years	>10 years
	%	$m	$m	$m	$m	$m	$m
Domestic Assets
Cash and deposits		3,618	3,618	—	—	—	—
Marketable securities	4.6-8.2	25,005	20,235	1,879	1,073	869	949
Others	5.3-8.2	3,642	2,890	618	1	—	133
Foreign Assets
Cash and deposits		1,098	1,098	—	—	—	—
Marketable securities	4.0-4.2	6,952	4,684	184	490	1,122	472
Others		15,803	15,799	—	—	—	4
Total Assets		56,118	48,324	2,681	1,564	1,991	1,558
Domestic Liabilities
Government stock	6.1	16,834	—	2,571	6,135	5,608	2,520
Treasury bills	7.5	2,080	2,080
Retail stock	6.5	471	430	33	8
Other	5-8.3	25,266	30,257	(1,195)	(1,270)	(1,328)	(1,198)
Foreign Liabilities
Foreign currency debt	3.2-7.9	(3,266)	(5,774)	354	837	940	377
Total Liabilities		41,385	26,993	1,763	5,710	5,220	1,699

As at 30 June 2006 assets and liabilities were to mature or reprice within the following periods:

	Effective	Total
	interest	30 June	0-12
	rate(5)	2006	months	1-2 years	2-5 years	5-10 years	>10 years
	%	$m	$m	$m	$m	$m	$m
Domestic Assets
Cash and deposits		3,770	3,770
Marketable securities	5.8-8.2	2,036	(1,393)	184	1,797	1,437	11
Others	5.3	2,851	2,020	520	33	35	243
Foreign Assets
Cash and deposits		1,243	1,243
Marketable securities	2.4-4.3	24,604	21,192	693	718	1,500	501
Others		13,184	13,180				4
Total Assets		47,688	40,012	1,397	2,548	2,972	759
Domestic Liabilities
Government stock	6.3	17,002	2,611		4,878	7,882	1,631
Treasury bills	6.9	4,860	4,860
Retail stock	6.0	532	471	40	21
Other	5.0-8.0	(4,049)	(3,749)	2,791	(670)	(1,338)	(1,083)
Foreign Liabilities
Foreign currency debt	6.0-7.6	21,082	17,402	855	835	1,418	572
Total Liabilities		39,427	21,595	3,686	5,064	7,962	1,120

(5)	Where ranges of effective interest rates are provided above these are based on the weighted average rates provided by reporting entities.

Liquidity risk

Liquidity risk refers to the loss due to the lack of liquidity preventing quick or cost-effective liquidation of products, positions or portfolios.

Liquidity risk is managed on an individual entity basis, which generally requires entities to hold assets of appropriate quantity and quality to meet all their obligations as they fall due.

Derivatives

The Crown’s involvement in derivatives comprises currency and interest rate swaps, foreign exchange and futures contracts, foreign exchange and interest rate options outstanding.

Derivatives as at 30 June 2007

	30 June 2007	30 June 2007	30 June 2007
	Book value	Fair value	Notional value
	$m	$m	$m
Foreign exchange contracts	653	565	43,055
Foreign exchange options	62	71	337
Currency swaps in gain position	1,298	1,251	16,122
Currency swaps in loss position	(183)	(479)	2,416
Net currency swaps	1,115	772	18,538
Interest rate options	—	2	167
Interest rate swaps in gain position	129	452	15,070
Interest rate swaps in loss position	(29)	(433)	8,488
Net interest rate swaps	100	19	23,558
Futures in gain position	14	28	242
Futures in loss position	(4)	(9)	62
Net futures	10	19	304
Net Derivative Instruments	1,940	1,448	85,959

Derivatives as at 30 June 2006

	30 June 2006	30 June 2006	30 June 2006
	Book value	Fair value	Notional value
	$m	$m	$m
Foreign exchange contracts	104	253	21,118
Foreign exchange options	(537)	(520)	11,568
Currency swaps in gain position	257	285	3,668
Currency swaps in loss position	(793)	(813)	(1,078)
Net currency swaps	(536)	(528)	2,590
Interest rate options	1	1	125
Interest rate swaps in gain position	149	269	14,177
Interest rate swaps in loss position	(48)	(148)	3,635
Net interest rate swaps	101	121	17,812
Futures in gain position	43	85	635
Futures in loss position	(11)	(15)	365
Net futures	32	70	1,000
Net Derivative Instruments	(835)	(603)	54,213

Fair value of financial instruments

As at 30 June 2007 the fair values of assets and liabilities were as follows:

	30 June 2007	30 June 2007	30 June 2006	30 June 2006
	Book value	Fair value	Book value	Fair value
	$m	$m	$m	$m
Domestic Assets
Cash and deposits	3,618	3,618	3,770	3,770
Marketable securities	25,006	23,824	2,036	1,598
Others	3,642	4,462	2,851	3,422
Foreign Assets
Cash and deposits	1,098	1,098	1,243	1,243
Marketable securities	6,951	7,300	24,604	24,603
Others	15,803	15,803	13,184	13,184
Total Assets	56,118	56,105	47,688	47,820
Domestic Liabilities
Government stock	16,834	16,397	17,002	17,546
Treasury bills	2,080	2,098	4,860	4,859
Retail stock	471	468	532	530
Other	25,266	24,852	(4,049)	(4,346)
Foreign Liabilities
Foreign currency debt	(3,266)	(2,586)	21,082	21,218
Total Liabilities	41,385	41,229	39,427	39,807

Refer to note 9 (student loans) and note 10 (accounts receivable) for discussion on carrying amounts compared to estimated fair values.

Note 21: Contingent Liabilities and Contingent Assets

	30 June 2007	30 June 2006
	$m	$m
Guarantees and indemnities	171	405
Uncalled capital	2,076	2,592
Legal proceedings and disputes	1,170	1,032
Other quantifiable contingent liabilities	1,829	2,073
Total Quantifiable Contingent Liabilities	5,246	6,102
Total Quantifiable Contingent Assets	86	106

Only contingent liabilities involving amounts of over $10 million are separately disclosed.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.  Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities.  The total amount of prior years’ contingent liabilities remains unchanged.

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.  In general, if a contingent liability was realised it would reduce the operating balance and net worth and increase gross sovereign issued debt.  However, in the case of contingencies for uncalled capital, the negative impact would be restricted to gross sovereign issued debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the amount of any award against the Crown.

Contingent assets are potential assets dependent on a particular event occurring.  As at 30 June 2007, the Crown had quantifiable contingent assets totalling $86 million ($106 million at 30 June 2006).  $85 million relates to suspensory loans issued by the Ministry of Education to integrated schools.

Guarantees and indemnities

Guarantees and indemnities are disclosed in accordance with FRS 15 Provisions, Contingent Liabilities and Contingent Assets.

Cook Islands — Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB.  These guarantees have first call on New Zealand’s Official Development Assistance.

$13 million at 30 June 2007 ($17 million at 30 June 2006).

Indemnification of receivers and managers — Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

$10 million at 30 June 2007 ($10 million at 30 June 2006).

Ministry of Justice — Treaty settlements, tax liabilities

Under Deeds of Settlement completed in the Treaty settlement process the Crown has indemnified the appropriate governance entity against any goods and services tax or income tax liability arising from the payment of tangible redress.

$105 million at 30 June 2007 ($87 million at 30 June 2006).

Ministry of Transport — funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission.  The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

$10 million at 30 June 2007 ($10 million at 30 June 2006).

Guarantees and indemnities of SOEs and Crown entities

$18 million at 30 June 2007 ($19 million at 30 June 2006).

Other Guarantees and indemnities

$15 million at 30 June 2007 ($262 million at 30 June 2006).

Uncalled capital

The Crown’s uncalled capital subscriptions are as follows:

	Uncalled capital at	Uncalled capital at
	30 June 2007	30 June 2006
	$m	$m
Asian Development Bank	996	1,223
European Bank for Reconstruction and Development	12	15
International Bank for Reconstruction and Development	1,068	1,354

Legal proceedings and disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Health — legal claims

Claims against the Crown in respect of people allegedly contracting hepatitis C through contaminated blood and blood products.

$70 million at 30 June 2007 ($90 million at 30 June 2006).

Tax in dispute

Represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.

$941 million at 30 June 2007 ($784 million at 30 June 2006).

Other legal claims against SOEs and Crown entities

$33 million at 30 June 2007 ($25 million at 30 June 2006).

Other legal claims

$126 million at 30 June 2007 ($133 million at 30 June 2006).

Other quantifiable contingent liabilities

International finance organisations

The Crown has lodged promissory notes with the International Monetary Fund.

$1,431 million at 30 June 2007 ($1,806 million at 30 June 2006).

Payment of the notes depends upon the operation of the rules of the organisation.

Ministry of Economic Development

The Crown has agreed to contribute funding to increase finals venue stadium capacity in preparation for the 2011 Rugby World Cup.

$146 million at 30 June 2007 (nil at 30 June 2006).

Reserve Bank — demonetised currency

The Crown has a contingent liability for the face value of the demonetised $1 and $2 notes issued which have yet to be repatriated.

$23 million at 30 June 2007 ($37 million at 30 June 2006).

Social Development — claim for judicial review

Claim for Judicial Review of the Ministry’s interpretation and application of Special Benefit Direction.  Proceeding is brought representatively - on behalf of all applicants for Special Benefit from 12 December 2000 to date, who have been declined special benefit for reasons of “no special or unusual circumstances”.

$79 million at 30 June 2007 ($67 million at 30 June 2006).

Transpower New Zealand Limited — other quantifiable contingent liabilities

In the current self-regulating environment, Transpower operates its revenue setting methodology with an Economic Value (EV) framework that analyses economic gains and losses between those attributable to shareholders and those attributable to customers.  The balance of the accumulated gain (loss) from monopoly activities attributable to customers (the EV balance) may be passed on to customers over time.  Any such transfer would occur after consideration by Directors of the balance of this account and its likely future movement in order to preserve stability and predictability of prices.

$98 million at 30 June 2007 ($99 million at 30 June 2006).

Other quantified contingent liabilities of SOEs and Crown entities

$26 million at 30 June 2007 ($38 million at 30 June 2006).

Other quantifiable contingent liabilities

$26 million at 30 June 2007 ($26 million at 30 June 2006).

Unquantifiable Contingent Liabilities

Accounting standard FRS 15 requires that contingent liabilities be disclosed unless the possibility of an outflow of resources embodying economic benefits is remote.  Disclosure of remote contingent liabilities is only required if knowledge of the transaction or event is necessary to achieve the objectives of general purpose financial reporting. This part of the Statement provides details of those contingent liabilities of the Crown which cannot be quantified (remote contingent liabilities are excluded).

Guarantees and indemnities

Asure New Zealand Limited

The Crown has indemnified the directors of Asure New Zealand Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub-contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Auckland Rail Lease

The Crown has indemnified Toll NZ Limited against any losses arising from breaches of the Sale and Purchase Agreement with the Crown relating to the purchase of the Auckland rail lease and infrastructure assets.

Bona Vacantia property

P&O NZ Ltd sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia.A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority.  The Minister of Finance signed the indemnity on 24 November 2003.  In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

Building Industry Authority

The Building Industry Authority (BIA) is a joint defendant in a number of claims before the courts and the Weathertight Homes Resolution Service relating to the BIA’s previous role as regulator of the building industry. The BIA has been dis-established and absorbed into the Department of Building and Housing and, to prevent conflicts of interest, Treasury was given responsibility for managing weathertight claims against the BIA on behalf of the Crown from 1 July 2005.

District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal

Section 119 of the District Courts Act 1947 indemnifies District Court Judges acting in their civil jurisdiction.  Section 196A of the Summary Proceedings Act 1957 also indemnifies District Court Judges for any liabilities arising as a result of an act done by a Judge in excess of, or without, jurisdiction.

Section 117 of the Coroners Act 2006 confers on Coroners acting within the Coroner Act 2006 the same privileges and immunities as District Court Judges under the Summary Proceedings Act 1957.

Under section 197 of the Summary Proceedings Act 1957, Justices of the Peace are similarly covered as long as a High Court Judge certifies that they have acted in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers on Disputes Tribunal referees acting within the Disputes Tribunal Act 1988 the same protection as Justices of the Peace under the Summary Proceedings Act 1957.

Earthquake Commission (EQC)

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).

Electricity Corporation of New Zealand Limited (ECNZ)

The ECNZ Sale and Purchase Agreement provides for compensation to ECNZ for any tax, levy, or royalty imposed on ECNZ for the use of water or geothermal energy for plants in existence or under construction at the date of the Sale and Purchase Agreement.  The Agreement also provides for compensation for any net costs to ECNZ arising from resumption of assets pursuant to the Treaty of Waitangi (State Enterprises) Act 1988.

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that the Crown is no longer liable to ECNZ in respect of those assets transferred to it from ECNZ.  As a result of the split of ECNZ in 1999, Ministers have transferred the benefits of the Deed to ECNZ’s successors — Meridian Energy Limited, Mighty River Power Limited and Genesis Power Limited.

Under the Transpower New Zealand Limited (Transpower) Sale and Purchase and Debt Assumption Agreements, the Crown has indemnified ECNZ for any losses resulting from changes in tax rules applicable to transactions listed in the Agreements.  Additionally, the Crown has indemnified the directors and officers of ECNZ for any liability they may incur in their personal capacities as a result of the Transpower separation process.

Following the split of ECNZ in 1999 into three new companies, the Crown has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities, including:

•             existing debt and swap obligations

•             hedge contracts and obligations

•             any liabilities that arise out of the split itself.

Ministry of Fisheries — indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries.  This indemnity, provided under the Fisheries Acts 1983 and 1996, expires on 30 September 2009.

Genesis Power Ltd (Genesis Energy)

The Crown has entered into a deed with Genesis Energy to share a specified and limited amount of risk around the sufficiency of Genesis Energy’s long term supply of gas to cover the Huntly e3p’s (a 385 MW combined cycle gas turbine power station) minimum needs.  The agreement sees the Crown compensate Genesis Energy in the event it has less gas than it needs.

Geothermal carbon tax indemnity

As part of the sale and purchase agreement between the Crown and Mighty River Power (MRP), the Crown has agreed to provide an indemnity for the payment of carbon taxes, should legislation be passed that does not allow for an automatic pass-through of the charges to end-users.  The indemnity is time bound and contractually limited in the amount that can be claimed.  The indemnity is not limited to MRP and will be available to any subsequent owner of the Crown’s Kawerau geothermal assets.

Housing New Zealand Corporation (HNZC)

HNZC is liable to the owners (ANZ National Bank Limited, Ichthus Limited and Westpac Banking Corporation) of mortgages sold by HNZC during 1992 to 1999 for credit losses they may incur from specified limited aspects of their ownership of those mortgages with the Crown standing behind this obligation.

HNZC has provided a Lender’s Mortgage Insurance Indemnity under a Mortgage Guarantee Scheme.The Minister of Finance is deemed under section 24(2) of the Housing Corporation Act 1974 to have guaranteed HCNZ in respect of Homebuy first mortgages insured by HCNZ through contracted insurance agents. HNZC ceased providing mortgage guarantees from 1 November 1991.

The Crown has provided a warranty in respect of title to the assets transferred to Housing New Zealand Limited (HNZL) (HNZL was incorporated into the HNZC group as a subsidiary in 2001 as part of a legislated consolidation of government housing functions) and has indemnified HNZL against any breach of this warranty.  In addition, the Crown has indemnified HNZL against any third-party claims that are a result of acts or omissions prior to 1 November 1992.  It has also indemnified the directors and officers of HNZL against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information.  The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities.Under the NPF Restructuring Act 1990, the Crown guarantees:

•             the benefits payable by all NPF schemes (section 60)

•             investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61)

•             payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP (Annuitants’) Scheme (refer Note 15 of the financial statements).

New Zealand Railways Corporation

The Crown has indemnified the directors of the New Zealand Railways Corporation against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

The Crown has further indemnified the directors of New Zealand Railways Corporation against any liability arising from the transfer of the rail network and associated assets and liabilities to the Corporation on 1 September 2004.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation, and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Ports of Auckland

The Crown has entered into a confidentiality agreement with Ports of Auckland in relation to the purchase of two marinas.  The agreement contains an indemnity against any losses arising from a breach of the agreement.

Public Trust

The Crown is liable to meet any deficiency in the Public Trust’s Common Fund (section 52 of the Public Trust Act 2001).

State Insurance and Rural Bank — Tax liabilities

The Crown has granted to the purchasers of the State Insurance Office Limited and the Rural Banking and Finance Corporation Limited an indemnity for certain potential tax liabilities.

Synfuels-Waitara Outfall Indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFI), the Crown transferred to NZLFI the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line which was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFI which has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power.  The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Toll NZ Ltd — purchase of rail network assets

The agreement between the Crown and Toll NZ Ltd for the Crown’s purchase of the rail network and associated assets on 30 June 2004 contains the following provisions:

•             the Crown has indemnified Toll NZ Ltd against any liability arising from the assigned contracts, leases, etc after their assignment dates

•             the Crown has indemnified Toll NZ Ltd against certain potential claims by employees

•             the Crown has an option to purchase the Tranz Scenic Stations from Toll NZ Ltd for a period of three years (to 30 June 2007).

Other unquantifiable contingent liabilities

Abuse Claims

There is ongoing legal action against the Crown in relation to historical abuse claims.  At this stage the number of claimants and outcome of these cases are uncertain.

Accident Compensation Corporation (ACC) litigations

There are several legal actions against ACC in existence, arising in the main from challenges to operational decisions made by ACC.  No accrual has been made for such contingent liabilities as ACC will be vigorously defending these claims.

A particular issue before the courts is access of ACC claimants to lump sum compensation for asbestos related illnesses.  On 3 June 2005 the High Court overturned a decision by the District Court made in 2004 that had upheld an interpretation that a lump sum payment was required to be paid in respect of one claimant.  Leave to appeal this decision to the Court of Appeal has been granted to the claimant.

If the Court of Appeal overturns the decision made in the High Court, ACC could be exposed to substantial future liability in respect of claims for asbestosis and possibly other illnesses listed under Schedule 2 of the Injury Prevention Rehabilitation and Compensation Act 2001.

Environmental Liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

During 2002/03 departments managing significant Crown properties undertook exercises to establish the nature and quantity of any contaminated sites. These exercises continued into the 2006/07 year. Where appropriate, departmental systems have been implemented to identify, monitor and assess potential contaminated sites.

In accordance with FRS 15: Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the Statement of Financial Position as provisions.

Rugby World Cup 2011

The Crown has agreed in joint venture arrangements with the New Zealand Rugby Union to an uncapped underwrite of the costs of hosting the 2011 Rugby World Cup, on a loss sharing basis (Crown 67%, NZRU 33%).  A provision for the forecast losses has been made in the Government’s financial statements.

The Crown has agreed to reimburse New Zealand income tax that might be incurred by the joint venture entity (Rugby New Zealand 2011 Limited) or the NZRU in relation to the joint venture entity, and has also agreed to reimburse the NZRU for New Zealand withholding tax that might be incurred on certain payments made in relation to the tournament.

The Crown has further agreed to review its level of support to the tournament if the actual tax revenue arising from the tournament exceeds forecasts.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Maori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal.  Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected.  The Tribunal can make recommendations that are binding on the Crown with respect to land which has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngai Tahu include a relativity mechanism.  The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngai Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements.  The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngai Tahu.  The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Foreshore and seabed

The Foreshore and Seabed Act 2004 (FSA):

•                  vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•                  provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•                  enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•                  provides for general rights of public access and recreation in, on, over, and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water spring; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA codifies the nature of the Crown’s ownership interest in the public foreshore and seabed on behalf of the public of New Zealand.  Although full legal and beneficial ownership of the public foreshore and seabed has been vested in the Crown, there are significant limitations to the Crown’s rights under the FSA.  As well as recognising and protecting customary rights, the FSA significantly restricts the Crown’s ability to alienate or dispose of any part of the public foreshore and seabed and significantly restricts the Crown’s ability to exclude others from entering or engaging in recreational activities or navigating in, on or within the public foreshore and seabed.  Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Note 22: Impact of the Adoption of NZ IFRS

This note outlines the process for adopting New Zealand equivalents to International Financial Reporting Standards (NZ IFRS) for the Government reporting entity.

The Accounting Standards Review Board announced in December 2002 that reporting entities must adopt NZ IFRS for periods beginning after 1 January 2007, with earlier adoption optional.  The Minister of Finance announced in 2003 that the Crown will first adopt NZ IFRS for its financial year beginning 1 July 2007.

Treasury is managing the adoption of NZ IFRS for the consolidated financial statements of the Government reporting entity. Individual entities included within the consolidated financial statements of the Government reporting entity are responsible for ensuring their own NZ IFRS preparedness.  Treasury provides guidance to these entities and facilitates implementation on common issues.

The NZ IFRS adoption timetable required determination of the opening financial position at 1 July 2006.  Comparative NZ IFRS financial information has been collected throughout 2006/07.  Forecasts in Budget 2007 have been prepared on an NZ IFRS basis as will interim financial statements prepared in the 2007/08 financial year. The first set of audited financial statements prepared under NZ IFRS will be for the year ending 30 June 2008.  The impact of NZ IFRS on the opening net worth at 1 July 2006 is detailed below.  The impact of NZ IFRS on the financial year ended 30 June 2007 has yet to be established.  A forecast of the impact was included in Budget 2007.

Draft NZ IFRS accounting policies for the Government reporting entity are available at www.treasury.govt.nz/nzifrs/.  Significant changes to existing policies include:

•             initial recognition of all financial instruments at fair value

•             applying a risk premium to the valuation of the ACC liability, and

•             valuing the GSF liability on a pay-as-needed basis.

The impact of adopting NZ IFRS will only be finalised when the first set of audited financial statements are prepared for 30 June 2008.Until this time the NZ IFRS standards, and the application of these standards, may change and any consequential impact on net worth may be material.

Estimated impact on opening net worth

($ million)	Notes	As at 1 July 2006
Net worth per published accounts at 30 June 2006		71,403
Rail network valuation	a	10,330
Net worth per existing GAAP at 1 July 2006		81,733
Changes as a result of transition to NZ IFRS
Revaluation of GSF	b	3,133
Inclusion of a risk premium on ACC liability	c	(1,603)
Inclusion of derivatives	d	304
Fair value adjustments to receivables	e	(369)
Revaluation of NPF liability	f	195
Other movements		196
Net worth per NZ IFRS		83,589

Notes

a)         On 1 July 2006 the accounting policy regarding the measurement basis of the rail network changed under existing GAAP to depreciated replacement cost.  Previously this asset was reported at historical cost.

b)        The reporting of the Government Superannuation Fund (GSF) has changed due to applying a specific standard for employee benefits, including pension schemes, under NZ IFRS. The main changes to the financial statements are:

•                  a reduction of $3.1 billion in the net liability of GSF due to valuing the liability on the basis that the Government meets its obligation on a pay-as-needed basis, rather than the amount to be invested today to fully fund future contributions under existing GAAP. This latter approach assumes the Fund would invest in assets that would generate revenue on which there would be an additional obligation to pay tax, and

•                  a netting of GSF plan assets of $3.8 billion against the pension liability (nil impact on net worth).

c)         The reporting of the ACC liability has changed owing to the new requirements under NZ IFRS. The main changes to the financial statements are:

•             the ACC liability has increased by $1.6 billion due to adding an additional risk premium ($1.4 billion) and liability adequacy test on the unearned levy liability to meet estimated future claims ($0.2 billion). The actuarially calculated liability under existing GAAP represents a mid-point estimate — that is, equal chance of actual payouts being greater than or less than the estimate. To that extent, it represents the most likely outcome. Introducing an additional risk premium and liability adequacy test under NZ IFRS does not change the relative risk of ACC’s activities; rather it simply changes how this risk is reported

•             changes to the presentation of the unearned levy liability (nil impact on net worth).

d)        Under NZ IFRS all derivative contracts must be recognised in the statement of financial position at fair value.  The adjustment is the cumulative effect of this treatment.

e)         Receivables from taxes and fines have been written down to reflect time value of money and collection costs.

f)           Like the reduction in the GSF liability above, the reduction in the National Provident Fund (NPF) liability is due to the tax effect of valuing the liability on the basis of present valuing the possible payments to this scheme under the current arrangements, rather than the current approach which determines what payment would be required today to settle all future obligations.

Additional Statements on Core Crown

Core Crown Cash Flow Reconciliation to Government Stock Issues
(for the year ended 30 June 2007)

Forecast			Actual
Original	Estimated		30 June	30 June
Budget	Actual		2007	2006
$m	$m		$m	$m
Reconciliation of Net Core Crown Cash Flow from Operations with Net Cash Proceeds from Domestic Bonds

This statement outlines the core Crown bonds reconciliation.  Government stock balances and flows between NZDMO, the NZS Fund and the GSF are not eliminated.  This presents the complete activity of the NZDMO bond programme.

		Core Crown Cash Flows from Operations
51,499	52,868	Total tax receipts	53,321	50,507
503	463	Total other sovereign receipts	476	539
1,035	2,147	Interest, profits and dividends	1,991	1,893
1,387	1,606	Sales of goods and services and other receipts	1,356	1,449
(16,820)	(16,622)	Subsidies and transfer payments	(16,454)	(15,357)
(30,815)	(30,750)	Personnel and operating costs	(29,930)	(28,167)
(1,781)	(2,200)	Finance costs	(2,226)	(2,005)
(320)	(80)	Forecasts for future new spending	—	—
—	500	Top-down expense adjustment	—	—
4,688	7,932	Net Cash Flows from Operations	8,534	8,859
		Investing Flows
		Net advances
—	—	Student loans	(658)	(674)
—	—	Housing New Zealand Corporation	(301)	(44)
—	—	District health boards and RHMU	(220)	(105)
—	—	Tranz Rail New Zealand Limited	(80)	(57)
(957)	(1,266)	Other	72	58
(957)	(1,266)	Total Net Advances	(1,187)	(822)
(1,953)	(2,141)	Net Purchase of Physical Assets	(1,806)	(1,826)
		Net investments
—	—	District health boards	11	(46)
—	—	Housing New Zealand Corporation	(149)	(216)
(441)	(456)	Other	(206)	(127)
(2,049)	(2,049)	Contributions to the NZS Fund	(2,049)	(2,337)
(500)	(500)	Purchase of Reserve Bank reserves	(500)	(500)
(256)	—	Forecast new capital spending	—	—
—	200	Top-down capital adjustment	—	—
(3,246)	(2,805)	Net (Purchase)/Sale of Investments	(2,893)	(3,226)
(1,468)	1,720	Available for Debt Repayment/(Required to be Financed)	2,648	2,985

		Financing Activity
2,493	(5,728)	Other net sale/(purchase) of marketablesecurities and deposits	(4,208)	(2,039)
(1,132)	4,437	Net issue/(repayment) of other New Zealand-dollar borrowing	2,539	419
502	(497)	Net (repayment)/issue of foreign currency borrowing	(228)	(1,801)
(23)	(76)	Net (inflows)/outflows of cash	(508)	105
—	272	Issues of circulating currency	91	165
372	128	Net Cash Inflows/(Outflows) to be Offset by Domestic Bonds	334	(166)
		Gross Cash Proceeds from Domestic Bonds
2,438	2,511	Domestic bonds (market)	2,294	2,375
406	559	Domestic bonds (non-market)	570	740
2,844	3,070	Total Gross Cash Proceeds from Domestic Bonds	2,864	3,115
(2,777)	(2,777)	Repayment of domestic bonds (market)	(2,777)	(2,574)
(439)	(421)	Repayment of domestic bonds (non-market)	(421)	(375)
(372)	(128)	Net (Repayments of)/Cash Proceeds from Domestic Bonds	(334)	166

Statement of Unappropriated Expenditure

(for the year ended 30 June 2007)

An appropriation is a statutory authorisation by Parliament for the incurring of expenses or capital expenditure.  This Statement reports expenses or capital expenditure without appropriation and in excess, or outside the scope, of existing appropriations.  This Statement also reports breaches of projected net asset balance limits set by section 22(3) of the Public Finance Act 1989.

Section 26B of the Public Finance Act 1989 authorises the Minister of Finance to approve limited amounts of expenses or capital expenditure in excess of, but within the scope, of an existing appropriation.Unappropriated amounts incurred in terms of such an approval are shown separately in this Statement.

Expenses or capital expenditure incurred without or outside the scope of appropriation or any other authority is unlawful unless validated by Parliament.  Unappropriated  expenses or capital expenditure in excess of the limits which the Minister of Finance can approve under section 26B of the Public Finance Act 1989 require validating legislation.  Such validating legislation will be accompanied by  a report to the House of Representatives that sets out the unappropriated items together with an explanation of the Minister Responsible for the expenses or capital expenditure.

Amounts in this Statement are expressed in thousands of dollars, reflecting the level at which appropriations are made.

	The
	Supplementary	Amount in
Unappropriated expenditure approved under	Estimates of	excess of
Section 26B of the Public Finance Act 1989	Appropriations	Appropriation
Department	($000)	($000)
Vote —
Appropriation

Crown Law Office
Attorney-General —
Departmental Output Expenses —
Supervision and Conduct of Crown Prosecutions	31,510	609
Customs Service
Customs —
Departmental Output Expenses —
Clearance of International Passengers, Crew and Craft	35,847	98
Surveillance, Search and Containment	6,042	36
Ministry of Education
Education —
Departmental Output Expenses —
Provision of Teacher and Caretaker Housing	18,857	89
Special Education Services	175,147	823
Other Expenses to be Incurred by the Crown —
Primary Education	2,069,445	4,628
Ministry of Fisheries
Fisheries —
Departmental Output Expenses —
Fisheries Operations	23,714	266

Statement of Unappropriated Expenditure

(for the year ended 30 June 2007) — continued

	The
Unappropriated expenditure approved under	Supplementary	Amount in
Section 26B of the Public Finance Act 1989	Estimates of	excess of
(continued)	Appropriations	Appropriation
Department	($000)	($000)
Vote —
Appropriation

Ministry of Health
Health —
Departmental Output Expenses —
DHB Funding and Performance	16,206	136
Departmental Output Expenses (Restricted by Revenue) —
Information Services	61,873	720
Department of Internal Affairs
Emergency Management —
Other Expenses to be Incurred by the Crown —
Emergency Expenses	7,681	19
Office of the Ombudsmen
Ombudsmen —
Departmental Output Expenses —
Investigation and Resolution of Complaints About Government Administration	5,055	39
Parliamentary Service
Parliamentary Service —
Other Expenses to be Incurred by the Crown —
Member Support — Independent	24	3
Ministry of Social Development
Child, Youth and Family Services —
Departmental Output Expenses —
Care and Protection Services	293,974	666
Veterans’ Affairs —
Benefits and Other Unrequited Expense —
War Disablement Pensions	122,187	249

Statement of Unappropriated Expenditure

(for the year ended 30 June 2007) — continued

	The
	Supplementary	Amount in
Unappropriated expenditure	Estimates of	excess of
– Expenses and capital expenditure incurred in excess of appropriation	Appropriations	Appropriation
Department	($000)	($000)
Vote —
Appropriation

Crown Law Office
Attorney-General —
Departmental Output Expenses —
Conduct of Criminal Appeals	1,933	218
Ministry of Economic Development
Economic, Industry and Regional Development —
Non-Departmental Output Expenses —
Foundation Services — Business Information and Advice	9,083	25
Growth Services — Customised Information and Advice	12,430	140
Growth Services — Identifying and Leveraging New Business Opportunities	26,946	1,985
Ministry of Education
Education —
Departmental Output Expenses —
Provision of School Sector Property	1,121,429	21,472
Other Expenses to be Incurred by the Crown —
Special Needs Support	261,258	1,577
Inland Revenue Department
Revenue —
Other Expenses to be Incurred by the Crown —
Child Support Doubtful Debt Provision	58,171	6,335
General Tax Doubtful Debt Provision	22,230	513,776
Ministry of Justice
Courts —
Other Expenses to be Incurred by the Crown —
Fines Writedowns	49,302	4,370
Judicial Review Costs	650	75
Treaty Negotiations —
Departmental Output Expenses —
Property Portfolio Management	5,745	280
Land Information New Zealand
Lands —
Capital Expenditure —
Crown Obligatory Acquisitions	267	329

(1)   The figure of $1,933,000 was the authority provided by the Appropriation (2006/07 Estimates) Act 2006, which was the authority in place when the in—year breach occurred.

Statement of Unappropriated Expenditure

(for the year ended 30 June 2007) — continued

	The
	Supplementary		Amount in
Unappropriated expenditure	Estimates of		excess of
– Expenses and capital expenditure incurred in excess of appropriation (continued)	Appropriations		Appropriation
Department	($000)		($000)
Vote —
Appropriation

Ministry of Maori Development
Maori Affairs —
Departmental Output Expenses —
Services to the Maori Trustee	4,689		92
Other Expenses to be Incurred by the Crown —
Provision for Maori Trustee Debt	4,649		92
New Zealand Defence Force
Defence Force —
Departmental Output Expenses —
Land Combat Service Support Forces	121,629	(1)	751
Maritime Patrol Forces	159,898	(2)	100
Naval Combat Forces	417,686	(3)	578
Veterans’ Affairs —
Departmental Output Expenses —
Policy and Administration	2,783		30
Services to Veterans	2,190		34
Ministry of Pacific Island Affairs
Pacific Island Affairs —
Departmental Output Expenses —
Communications	626		51
Policy Advice	5,289		79
Parliamentary Service
Parliamentary Service —
Other Expenses to be Incurred by the Crown —
Travel of Members and Others	9,854		660
Ministry of Social Development
Youth Development —
Departmental Output Expenses —
Youth Development Policy Advice	2,548		53

(1)  The Supplementary Estimates of Appropriations of $121,052,000 has been increased by $577,000 transferred into this Output Class by the Public Finance (Transfers Between Outputs) Order 2007 (SR 2007/174).

(2)  The Supplementary Estimates of Appropriations of $160,375,000 has been reduced by $477,000 transferred out of this Output Class by the Public Finance (Transfers Between Outputs) Order 2007 (SR 2007/174).

(3)  The Supplementary Estimates of Appropriations of $413,096,000 has been increased by $4,590,000 transferred into this Output Class by the Public Finance (Transfers Between Outputs) Order 2007 (SR 2007/174).

Statement of Unappropriated Expenditure

(for the year ended 30 June 2007) — continued

	The
	Supplementary		Amount
Unappropriated expenditure	Estimates of		without
– Expenses and capital expenditure without appropriation or other authority	Appropriations		Appropriation
Department	($000)		($000)
Vote —
Appropriation

Inland Revenue Department
Revenue —
Other Expenses to be Incurred by the Crown —
Tax receivable write-off	—		811,055
Department of Labour
Immigration —
Departmental Output Expenses —
Services to Increase the Capacity of New Zealand Through Immigration	145,528		882
Services to Position New Zealand as an Inter-national Citizen with Immigration-Related interests and Obligations	16,591		935
Ministry of Social Development
Social Development —
Non-Departmental Output Expenses —
Capacity Building Initiatives	1,950		260
Benefits and Other Unrequited Expenses —
Transition to Work	4,861		655
State Services Commission
State Services —
Departmental Output Expenses —
Government Shared Network	—	(1)	1,772
Ministry of Transport
Transport —
Capital Expenditure —
New Zealand Railway Corporation	500		500	(2)

		Amount in
		excess of Net
	Net Assets Limit	Asset balance
Breaches of Projected Departmental Net Asset Schedules	per Estimates	limit
	($000)	($000)
Department
Ministry of Foreign Affairs and Trade	337,208	4,368
State Services Commission	22,663	2,159

(1)  The figure of $nil was the authority provided by the Appropriation (2006/07 Estimates) Act 2006, which was the authority in place when the in-year breach occurred.

(2)  The payment to undertake public safety works was paid as a capital grant. Under the scope of the appropriation it should have been paid as a capital contribution.

Statement of Emergency Expenditure, Expenses or Liabilities

(for the year ended 30 June 2007)

Under section 25 of the Public Finance Act 1989, if a state of national emergency is declared under the Civil Defence Act 1983 or if the Government declares an emergency because of any situation that affects the public health or safety of New Zealand, the Minister of Finance may approve expenditure of public money or incurrence of expenses or liabilities to meet such emergency or disaster whether or not an appropriation by Parliament is available for the purpose.  Once expenditure, expenses or liabilities have been incurred, the amounts that have not been appropriated must be disclosed in the annual financial statements of the Crown for the financial year and sanctioned by Parliament in an Appropriation Act.

During the year, no such emergency expenditure, expenses or liabilities were incurred.

Statement of Trust Money

(as at 30 June 2007)

	As at						As at
Department	30 June						30 June
Trust Account	2006	Transfers	Contributions	Distributions	Revenue	Expenses	2007
	($000)		($000)	($000)	($000)	($000)	($000)
Agriculture and Forestry
Meat Board Levies Trust	—	—	59,371	(59,386)	15	—	—
Audit							—
South Pacific Association of Supreme Audit Institutions Trust	28	—	—	—	6	(12)	22
Building and Housing
Certifiers Bond Trust	178	—	—	—	—	—	178
Housing Tenancy Bonds Trust (1)	—	—	—	—	—	—	—
Residential Tenancies Bond Trust	207,519	—	130,895	(107,438)	—	—	230,976
Child, Youth and Family Services
Children and Young Persons and Their Families Agency Trust (3)	368	(368)	—	—	—	—	—
Conservation
Bonds/Deposits Trust	5,777	—	859	(632)	215	—	6,219
Conservation Project Trust	1,100	—	852	(675)	50	—	1,327
National Parks Trust	45	—	60	(7)	3	101
Walkways Trust	13	—	—	—	1	—	14
Wildlife and Reserves Trusts (2)	—	—	—	—	—	—	—
Corrections
Prisons Trust	546	—	—	—	12,431	(12,136)	841
Crown Law Office
Legal Claims Trust	49	—	—	—	874	(858)	65
Culture and Heritage
Australian Trust for Oral History Archives Trust	1,490	—	—	(95)	110	—	1,505
Dictionary of New Zealand Biography Trust	348	—	—	—	20	(109)	259
New Zealand Encyclopaedia Trust	1	—	—	—	—	—	1
New Zealand Historical Atlas Trust	86	—	—	—	11	—	97
New Zealand History Research Trust	1,479	—	—	(45)	97	—	1,531
War History Trust (2)	—	—	—	—	—	—	—
Customs
Alcohol Liquor Advisory Council Trust	1,054	—	13,595	(13,609)	17	—	1,057
Customs Regional Deposit/Bonds Trust	3,110	—	6,099	(5,233)	—	—	3,976
Heavy Engineering Research Association Trust	68	—	883	(889)	—	—	62
Maritime Safety Authority Trust (2)	—	—	—	—	—	—	—
New Zealand Customs Service MDS Release Trust (4)	—	—	5,429	(5,315)	—	—	114
New Zealand Customs Service MDS Suspense Trust (4)	—	—	6,128	(6,102)	—	—	26
Economic Development
Coal and Minerals Deposits Trust	235	—	72	(44)	—	—	263
Official Assignee’s Office Trust	9,804	—	11,563	(8,776)	660	(3,725)	9,526
Patent Co-operation Treaty Fees Trust	101	—	1,164	(1,139)	13	(9)	130
Petroleum Deposits Trust	1,085	—	—	—	1	—	1,086
Proceeds of Crime Trust	3,358	—	2,968	(1,287)	263	(1,213)	4,089
Radio Frequencies Tender Trust	281	—	4	(73)	13	—	225
Education
Code of Practice for Providers who Enrol International Students Trust	3,933	—	—	—	4,886	(6,398)	2,421
Conferences Trust	2	—	—	—	—	—	2
Subtotal (carried forward)	242,058	(368)	239,942	(210,745)	19,686	(24,460)	266,113

(1) Account closed

(2) Inoperative account

(3) Account transferred to/from another department

(4) New account

Statement of Trust Money (continued)

	As at						As at
Department	30 June						30 June
Trust Account	2006	Transfers	Contributions	Distributions	Revenue	Expenses	2007
	($000)		($000)	($000)	($000)	($000)	($000)
Subtotal (brought forward)	242,058	(368)	239,942	(210,745)	19,686	(24,460)	266,113
Fisheries
MAF Overfishing Account Trust	2,604	—	17,154	(15,761)	341	(284)	4,054
MAFFish Forfeit Property Trust	255	—	275	(235)	23	—	318
Foreign Affairs and Trade
British Government/Tongan Parliamentary Services Trust (2)	—	—	—	—	—	—	—
Cook Island Trust	11	—	1,712	(1,734)	14	—	3
Judicial Development Trust (4)	—	—	391	—	—	—	391
New Zealand/France Friendship Trust	10	—	105	(102)	1	(1)	13
Niue Trust	23,086	—	595	—	1,342	—	25,023
Samoa Trust (4)	—	—	461	(461)	—	—	—
Health
Health Benefits Offices Trust	300	—	—	(497)	4,332,794	(4,332,514)	83
Medicines Review Objectors Deposit Trust (2)	—	—	—	—	—	—	—
Inland Revenue
Child Support Agency Trust Account	9,061	—	188,499	(173,451)	—	—	24,109
Reciprocal Child Support Agreement Trust	178	—	10,223	(10,248)	—	—	153
Internal Affairs
New Zealand 1990 Scholarship Trust	545	—	—	—	42	—	587
Unlimited Potential Programme Trust	339	—	—	—	17	(217)	139
Vogel House Trust	—	—	2	(2)	—	—	—
Justice
Chief Electoral Trust (2)	—	—	—	—	—	—	—
Courts Law Trust	10,245	—	—	—	16,477	(19,375)	7,347
Employment Court Trust	120	—	—	—	820	(809)	131
Fines Trust	27,043	—	—	—	202,914	(202,803)	27,154
Foreign Currency Trust(2)	—	—	—	—	—	—	—
Maori Land Court Trust	38	—	—	—	15	(1)	52
Supreme Court Trust (2)	—	—	157	(123)	—	—	34
Victims’ Claims Trust	40	—	—	—	74	(67)	47
Labour
Employment Relations Service Trust	45	—	282	(304)	1	—	24
Industrial Relations Act Securityof Costs Trust	—	—	6	—	—	—	6
New Zealand Immigration Service Trust	7,216	—	5,484	(5,641)	331	(33)	7,357
Land Information New Zealand
Crown Forestry Licences Trust	972	—	32,511	(32,619)	15	—	879
Deposits Trust	2,254	—	13	(3)	—	—	2,264
Endowment Rentals Trust	1	—	139	(132)	—	(7)	1
Hunter Gift for the Settlement ofDischarged Soldiers Trust	50	—	1	—	—	—	51
National Library
Interloan Billing System Trust(4)	—	—	40	—	390	(425)	5
Macklin Bequest Fund Trust	220	—	—	—	15	—	235
New Zealand Defence Force
New Zealand Defence Force Trust	—	—	—	—	10,713	(10,713)	—
Year of the Veteran(4)	—	—	—	—	12	—	12
Police
Bequests, Donations and AppealsTrust	61	—	22	(21)	—	—	62
Found Money Trust	166	—	91	(73)	—	—	184
Money in Custody Trust	3,056	—	7,390	(1,603)	—	—	8,843
Reparation Trust	7	—	14	(13)	—	—	8
Rewards Money Trust (2)	—	—	—	—	—	—	—
Social Development
Australian Recovery Debt Trust	5	—	48	(49)	—	—	4
Australian Dollar Reciprocal Trust (3)	183	(183)	—	—	—	—	—
Australian Dollar Embargoed Arrears Trust (3)	—	183	1,931	(1,923)	—	—	191
Children and Young Persons and
Their Families Agency Trust (3)	—	368	—	(10)	23	—	381
Maintenance Trust	123	—	1,134	(1,210)	—	—	47
Netherlands Recovery Debt Trust	—	—	55	(54)	—	—	1
Overseas Debt Recovery Trust (2)	—	—	—	—	—	—	—
Treasury
Trustee Act 1956 Trust	849	—	293	(236)	35	—	941
Total	331,141	—	508,970	(457,250)	4,586,095	(4,591,709)	377,247

(1) Account closed

(2) Inoperative account

(3) Account transferred to/from another department

(4) New account

Supplementary Information

Government Reporting Entity as at 30 June 2007

These financial statements are for the Government reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments	Departments	State-owned enterprises

Agriculture and Forestry	Justice	Agriquality Limited
Archives New Zealand Building and Housing	Land Information New Zealand Maori Development	Airways Corporation of New Zealand Limited
Conservation	National Library	Animal Control Products Limited
Corrections	New Zealand Defence Force	Asure New Zealand Limited
Crown Law Culture and Heritage	Office of the Clerk Pacific Island Affairs	Electricity Corporation of New Zealand Limited
Customs	Parliamentary Counsel Office	Genesis Power Limited
Defence	Parliamentary Service	Kordia Group Limited
Economic Development	Police	Landcorp Farming Limited
Education	Prime Minister and Cabinet	Learning Media Limited
Education Review Office	Research, Science and Technology	Meridian Energy Limited
Environment Fisheries	Security Intelligence Service Serious Fraud Office	Meteorological Service of New Zealand Limited
Foreign Affairs and Trade	Social Development	Mighty River Power Limited
Government Communications Security Bureau	State Services Commission Statistics	New Zealand Post Limited New Zealand Railways Corporation
Health	Transport	Quotable Value Limited
Inland Revenue	Treasury	Solid Energy New Zealand Limited
Internal Affairs	Women’s Affairs	Terralink New Zealand Limited (in liquidation)
Timberlands West Coast Limited
Transpower New Zealand Limited

Others	Offices of Parliament
Air New Zealand Limited (included for
Government Superannuation Fund New Zealand Superannuation Fund	Office of the Controller and Auditor-General	disclosure purposes as if it were a SOE)
Reserve Bank of New Zealand	Office of the Ombudsmen
Parliamentary Commissioner for the Environment

Crown entities
Accident Compensation Corporation	New Zealand Film Commission
Accounting Standards Review Board	New Zealand Fire Service Commission
Alcohol Advisory Council of New Zealand	New Zealand Historic Places Trust (Pouhere Toanga)
Arts Council of New Zealand Toi Aotearoa	New Zealand Lotteries Commission
Broadcasting Commission	New Zealand Qualifications Authority
Broadcasting Standards Authority	New Zealand Sports Drug Agency
Career Services	New Zealand Symphony Orchestra
Charities Commission	New Zealand Teachers Council
Children’s Commissioner	New Zealand Tourism Board
Civil Aviation Authority of New Zealand	New Zealand Trade and Enterprise
Commerce Commission	New Zealand Venture Investment Fund Limited
Crown Health Financing Agency	Office of Film and Literature Classification
Crown research institutes (9)	Pharmaceutical Management Agency
District health boards (21)	Police Complaints Authority
Earthquake Commission	Privacy Commissioner
Electoral Commission	Public Trust
Electricity Commission	Radio New Zealand Limited
Energy Efficiency and Conservation Authority	Retirement Commissioner
Environmental Risk Management Authority	School boards of trustees (2,468)
Families Commission	Securities Commission
Foundation for Research, Science and Technology	Social Workers Registration Board
Government Superannuation Fund Authority	Sport and Recreation New Zealand
Guardians of New Zealand Superannuation	Standards Council
Health and Disability Commissioner	Takeovers Panel
Health Research Council of New Zealand	Te Reo Whakapuaki Irirangi (Te Mangai Phao)
Health Sponsorship Council	Te Taura Whiri i te Reo Maori (Maori Language Commission)
Housing New Zealand Corporation	Television New Zealand Limited
Human Rights Commission	Tertiary Education Commission
Land Transport New Zealand	Tertiary education institutions (31)
Law Commission	Testing Laboratory Registration Council
Legal Services Agency	Transit New Zealand
Maritime New Zealand	Transport Accident Investigation Commission
Mental Health Commission
Museum of New Zealand Te Papa Tongarewa Board
New Zealand Antarctic Institute
New Zealand Artificial Limb Board
New Zealand Blood Service

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust	New Zealand Lottery Grants Board
Asia New Zealand Foundation	Ngai Tahu Ancillary Claims Trust
Fish and game councils (12)	Pacific Co-operation Foundation
Leadership Development Centre Trust	Pacific Islands Business Development Trust
New Zealand Fish and Game Council New Zealand Game Bird Habitat Trust Board	Research and Education Advanced Network New Zealand Limited
New Zealand Government Property Corporation	Reserves boards (24)
Road Safety Trust

Information on Property, Plant and Equipment

This section provides supplementary information on certain assets that are contained in the Statement of Financial Position.

State Highway Network

The map shows the state highway network that has a total length of 10,894 kilometres.  Of this 5,972 kilometres are in the North Island and the remaining 4,922 kilometres in the South Island.

The Crown recognises 100% (by value) of the network in the Statement of Financial Position.

National Parks, Forest Parks and Conservation Areas

The map shows the area covered by national parks, forest parks, conservation areas and reserves.  The areas of each are:

Hectares
National parks	3,085,447
Conservation areas	4,657,609
Reserves	792,954
Total Area	8,536,010

Fiordland National Park covers 1,260,742 hectares (15 % of the total area).

National Archives

The National Archives, administered by Archives New Zealand, contains historically important archives, both textual and non-textual (including maps and plans, photographic prints and negatives and artworks).  The collections held in Auckland, Wellington, Christchurch and Dunedin were completely revalued in December 2003.

Items of exceptional value held by Archives include the Declaration of Independence of the Northern Chiefs (1835), the Treaty of Waitangi (1840), the Letters Patent constituting New Zealand as a separate colony (1840), the proclamation of the Constitution Act (1853), and the Women’s Suffrage Petition (1893).

National Library Collections

The National Library’s Heritage Collections are mainly in the Alexander Turnbull Library and provide a documentary record of New Zealand’s economic, social and cultural history.  The collections, containing both published and unpublished material, include books, newspapers, manuscripts and archives, drawings and prints, scores and sound recordings, and cartographic and photographic items.

The General and Schools Collections provide a knowledge base for lending.  The major collections are lending, schools and serials.

Specialist Military Equipment

The major items of specialist military equipment included in the Statement of Financial Position are:

•                  two ANZAC class frigates, including electronic sensors for surface and air surveillance

•                  a fleet tanker

•                  a multi role vessel

•                  other ships, including a hydrographic/oceanographic surveying ship, a diving tender and five inshore patrol craft

•                  six P3K Orion aircraft, equipped with sensors for conducting maritime air operations

•                  a fixed wing transport force consisting of five C130 Hercules and two Boeing 757s

•                  other aircraft, 14 Iroquois helicopters, five Sioux helicopters, and five Seasprite helicopters

•                  24 light gun howitzers

•                  12 Matra Mistral firing stations with Very Low Level Air Defence (VLLAD) capability

•                  105 Light Armoured Vehicles (NZ LAV)

•                  313 Light Operational Vehicles (LOVs).

There are major items of specialist military equipment held by the Crown, which are included in the Statement of Financial Position at zero value as they have been devalued. These include:

•                  the air combat force, comprising the fleet of A4 Skyhawk and Air Macchi MB339 aircraft including all associated rotables, inventory and munitions

•                  77 armoured personnel carrier (APC) variants.

Information on SOEs and Crown Entities

Accounting Policies

The Crown’s financial interest in SOEs and Crown entities is reported in accordance with the Crown’s accounting policies.  Adjustments have been made to restate the financial position and financial performance of certain entities, as reported in their own financial statements, to a basis consistent with the Crown’s accounting policies.

The Crown has line-by-line combined all SOEs and Crown entities (except TEIs).

The Crown has equity accounted 100% of the net assets of TEIs on the basis that, in the event of disestablishment of a TEI (which is subject to a resolution of the House), 100% of the net assets revert to the Crown in the absence of a decision to transfer the assets to a new or existing institution and, in the meantime, the Crown enjoys the benefits of the provision of a higher education to the public of New Zealand.  Refer Note 13 for an explanation as to why TEIs are equity accounted.

Minority Interests

The ownership interest in Air New Zealand Limited is 76.5%.  The interest in Air New Zealand Limited is included within the total SOE information.

Balance Dates

Except for those entities listed below, all SOEs and significant Crown entities have a balance date of 30 June, and the information reported in these financial statements is for the period ended 30 June 2007:

SOEs	Balance date	Information reported to
Asure New Zealand Limited	30 September	30 June 2007
Timberlands West Coast Limited	31 March	31 March 2007
Crown entities:
School boards of trustees	31 December	31 December 2006
TEIs	31 December	30 June 2007

Financial Interest in SOEs, Crown entities and Air New Zealand Limited

	30 June 2007			30 June 2006
	Total revenue	Attributable surplus/ (deficit)	Distributions to Crown	Attributable surplus/ (deficit)	Distributions to Crown
	$m	$m	$m	$m	$m
SOEs
Agriquality New Zealand Limited	85	(1)	—	1	(2)
Airways Corporation of New Zealand Limited	132	9	(6)	8	(8)
Asure New Zealand Limited	53	2	(2)	1	(2)
Electricity Corporation of New Zealand Limited	1	—	—	5	(5)
Genesis Power Limited	1,779	61	(10)	84	—
Landcorp Farming Limited	138	25	(3)	20	(5)
Meridian Energy Limited	1,774	219	(368)	849	(878)
Meteorological Service of New Zealand Limited	31	2	(2)	3	(3)
Mighty River Power Limited	778	116	(50)	101	(36)
New Zealand Post Limited	1,461	70	(33)	69	(48)
New Zealand Railways Corporation	225	(17)	—	153	—
Solid Energy New Zealand Limited	553	94	—	86	(20)
Timberlands West Coast Limited	19	(5)	—	(9)	—
Transpower New Zealand Limited	652	137	—	97	(10)
Kordia Group Limited	264	12	(5)	6	(12)
Animal Control Products	6	1	(1)	1	(2)
Learning Media Limited	25	—	—	1	—
Quotable Value New Zealand	42	2	(1)	1	(1)
Total State-owned Enterprises	8,018	727	(481)	1,477	(1,032)
Air New Zealand Limited(1)	4,381	19	(162)	322	(45)
Total SOEs and Air New Zealand Limited	12,399	746	(643)	1,799	(1,077)
Intra-segmental eliminations	(369)	—	—	—	—
Total per statement of segments	12,030	746	(643)	1,799	(1,077)
Crown Entities
Accident Compensation Corporation	3,900	268	—	330	—
Crown research institutes	612	9	(1)	31	(18)
District health boards (including the Crown Health Funding Agency)	8,979	2	—	(23)	—
Earthquake Commission	498	52	—	706	—
Housing New Zealand Corporation	817	13	(20)	36	(14)
Museum of New Zealand Te Papa Tongarewa	47	(9)	—	(11)	—
New Zealand Fire Service Commission	282	17	—	9	—
Public Trust	109	3	—	2	—
School boards of trustees	4,485	33	—	57	—
Tertiary education commission	2,405	5	—	16	—
Tertiary education institutions	—	120	—	54	—
Transit New Zealand	1,154	565	—	481	—
Television New Zealand Limited	375	(5)	(15)	15	(80)
Other	4,959	414	—	26	—
Total Crown Entities	28,622	1,487	(36)	1,729	(112)
Intra-segmental eliminations	(1,909)	(147)	—	(136)	—
Total per statement of segments	26,713	1,340	(36)	1,593	(112)
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	38,743	2,086	(679)	3,392	(1,189)

(1)    As outlined on page 81 of the 2002 Crown financial statements, on acquisition of Air New Zealand Limited, aircraft assets were recorded at fair value. Crown accounting policy is to revalue the aircraft assets annually, whereas the treatment adopted in Air New Zealand Limited’s financial statements is to record aircraft values at the lower of carrying value or recoverable amount, the latter being defined as the higher of market value or value-in-use.  Ongoing revaluation movements will impact on the result as presented under Crown accounting policies which is largely the reason the result included in the Financial Statements of the Government differs from that published in the financial statements of Air New Zealand Limited.

Financial Interest in SOEs, Crown entities and Air New Zealand Limited

	Cashflow net purchase of assets	Property, plant and equipment	Total assets	Total borrowings	Total liabilities	Equity at 30 June 2007	Equity at 30 June 2006
	$m	$m	$m	$m	$m	$m	$m
SOEs
Agriquality New Zealand Limited	5	31	54	21	28	26	27
Airways Corporation of New Zealand Limited	13	103	142	29	100	42	39
Asure New Zealand Limited	—	1	20	—	12	8	8
Electricity Corporation of New Zealand Limited	—	—	18	16	17	1	1
Genesis Power Limited	163	1,625	2,162	405	657	1,505	1,453
Landcorp Farming Limited	5	1,170	1,429	205	250	1,179	1,145
Meridian Energy Limited	174	6,319	6,668	755	1,125	5,543	4,237
Meteorological Service of New Zealand Limited	5	10	17	4	9	8	7
Mighty River Power Limited	178	2,567	2,867	516	702	2,165	2,097
New Zealand Post Limited	76	441	5,487	4,649	4,894	593	536
New Zealand Railways Corporation	208	10,651	10,743	151	191	10,552	283
Solid Energy New Zealand Limited	54	314	545	15	217	328	234
Timberlands West Coast Limited	2	49	57	1	2	55	59
Transpower New Zealand Limited	299	2,413	3,089	1,593	1,677	1,412	1,254
Kordia Group Limited	30	153	222	75	114	108	97
Animal Control Products	—	1	5	—	1	4	4
Learning Media Limited	1	2	16	—	11	5	5
Quotable Value New Zealand	5	7	18	3	9	9	8
Total State-owned Enterprises	1,218	25,857	33,559	8,438	10,016	23,543	11,494
Air New Zealand Limited	507	2,748	4,696	1,384	3,107	1,589	1,621
Total SOEs and Air New Zealand Limited	1,725	28,605	38,255	9,822	13,123	25,132	13,115
Minority Interest	—	—	—	—	—	—	—
Intra-segmental eliminations	—	—	(47)	(18)	(47)	—	—
Total per statement of segments	1,725	28,605	38,208	9,804	13,076	25,132	13,115
Crown Entities
Accident Compensation Corporation	50	196	10,987	—	14,551	(3,564)	(3,835)
Crown research institutes	59	339	503	52	163	340	332
District health boards (including the Crown Health Funding Agency)	412	4,011	4,929	1,363	2,888	2,041	1,986
Earthquake Commission	4	13	5,386	—	74	5,312	5,260
Housing New Zealand Corporation	314	14,888	15,061	1,803	1,962	13,099	11,447
Museum of New Zealand Te Papa Tongarewa	8	954	988	—	7	981	975
New Zealand Fire Service Commission	26	471	534	9	81	453	403
Public Trust	1	8	840	785	794	46	43
School boards of trustees	188	858	1,838	41	694	1,144	1,044
Television New Zealand Limited	13	134	318	43	121	197	211
Tertiary education commission	4	7	125	—	108	17	18
Tertiary education institutions	396	—	6,305	—	—	6,305	5,475
Transit New Zealand	877	19,428	19,608	—	174	19,434	17,963
Other	41	197	3,058	1,373	2,253	805	500
Total Crown Entities	2,393	41,504	70,480	5,469	23,870	46,610	41,822
Intra-segmental eliminations	—	—	(1,354)	(1,184)	(1,354)	—	—
Total per statement of segments	2,393	41,504	69,126	4,285	22,516	46,610	41,822
Total Financial Interest in SOEs, Crown Entities and Air New Zealand Limited	4,118	70,109	107,334	14,089	35,592	71,742	54,937